Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

MGP OH, INC.,

as the Buyer,

MILSTEIN ENTERTAINMENT LLC,

as the Seller,

and solely with respect to certain sections,

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

and

BROCK MILSTEIN

Dated as of April 4, 2018

i

(Continued)

(Continued)

(Continued)

Exhibit A	Form of Escrow Agreement
Exhibit B	Example Calculation of Net Working Capital
Exhibit C	Form of Tax Certificate
Exhibit D	Form of Release
Exhibit E	Proforma Title Policy(s)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of April 4, 2018 (this “Agreement”), among MGP OH, Inc., a Delaware corporation (the “Buyer”), MGM Growth Properties Operating Partnership LP, a Delaware limited partnership, but solely with respect to Section 5.18, Article VIII and Article X (“MGP”), Milstein Entertainment LLC, an Ohio limited liability company (the “Seller”), and Brock Milstein, in his individual capacity but solely with respect to Sections 2.4, 5.4, 5.5, 5.6, 5.18, Article VIII and Article X.

RECITALS

A. The Seller owns 100% of the issued and outstanding limited liability company interests (the “Membership Interests”) in Northfield Park Associates, LLC, an Ohio limited liability company (the “Company”).

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Membership Interests.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

(a) “Action” means, with respect to any Person, any claim, action, suit, inquiry, proceeding, audit, investigation, grievance, arbitration, complaint, petition, or demand (whether judicial, administrative or arbitrative or civil, criminal, administrative or investigative, informal or other, at law or in equity) commenced, filed, conducted or brought against such Person.

(b) “actual knowledge,” with respect to the Seller and the Company, means the actual knowledge without any inquiry by the individuals set forth on Schedule 1.1(kk)(2).

(c) “Adjustment Escrow Amount” means $5,000,000.

(d) “Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, including any remaining interest or other amounts earned thereon.

(e) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, provided that in no event shall HR Manager, HR Ohio Member, LLC, Hard Rock Cafe International (STP), Inc. or James Allen or any Affiliate or director, officer or employee thereof (collectively, “Hard Rock”) be an Affiliate of the Company, any Subsidiary of the Company, Mr. Milstein or the Seller.

(f) “Ancillary Agreements” means the Escrow Agreement, the Tax Certificate, the Releases of Indemnity Obligations delivered pursuant to Section 5.5, the Title Policies and any officer or closing certificate required to be delivered by any party pursuant to this Agreement or in connection with this Agreement or the transactions contemplated hereby.

(g) “Business” means the business of owning, operating or otherwise managing a land-based video lottery terminal (“VLT”) facility, racetrack and associated operations conducted at the property operated as the Hard Rock Rocksino Northfield Park (as of the date of this Agreement) generally located at 10777 Northfield Rd., Northfield, Ohio 44067 and 10705 Northfield Rd., Northfield, Ohio 44067, including the VLT facility, the race track and the gas station.

(h) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

(i) “Cash” means, as of immediately prior to the Effective Time, the aggregate amount, without duplication and to the extent and in the amounts not otherwise included in the calculation of Net Working Capital or Indebtedness, of (i) all cash and cash equivalents of the Company and its Subsidiaries required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP; plus or minus (ii) the amount of any payment to the Company or by the Company, respectively, in connection with the termination of any swap or hedging arrangement in connection with the Closing, minus (iii) any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries; minus (iv) all book or bank account overdrafts as of such time; minus (v) all outstanding security or other deposits from third parties; minus (vi) any amounts relating to Excluded Cash; plus (vii) any incoming outstanding checks, credit card and ATM receivables and wires to the Company or its Subsidiaries which arise entirely from events that occurred wholly prior to the Effective Time and are actually received, in the case of each of clauses (ii) through (vii), whether or not required to be reported as such under GAAP.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Contract” means any contract, agreement, lease, sublease, license, arrangement or understanding, whether written or oral and whether express or implied pursuant to applicable Law.

(l) “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(m) “Customer Database” means, collectively, all customer databases, loyalty databases, customers lists, historical records of customers and any other information collected by the Company and its Subsidiaries with respect to customers of the Company and its Subsidiaries, including any information used in connection with marketing and promoting the Business or loyalty programs in connection therewith.

(n) “Dispute” means any injunction, claim, suit, action, subpoena, hearing, inquiry, investigation, complaint, arbitration, mediation, demand, decree, grievance, petition, proceeding, patent office or other administrative proceeding, opposition, interference, inter partes review, reexamination, derivation or other post-grant proceeding, or other dispute or proceeding.

(o) “Encumbrance” means any charge, claim, hypothecation, equitable interest, mortgage, deed of trust, deed to secure debt, lien, covenant not to sue, option, pledge, security interest, easement, encroachment, right of first offer or refusal, title defect, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(p) “Enterprise Value” means $1,062,500,000.

(q) “ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(r) “Escrow Agent” means Fidelity, or its successor under the Escrow Agreement or any other bank or trust company selected by the Buyer and the Seller to act as the escrow agent in connection with this Agreement and the Escrow Agreement.

(s) “Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Seller and the Escrow Agent, substantially in the form of Exhibit A.

(t) “Estimated Purchase Price” means (i) the Enterprise Value; plus (ii) the Working Capital Overage, if any; plus (iii) the Estimated Cash; minus (iv) the Estimated Indebtedness; minus (v) the Working Capital Underage, if any; minus (vi) the Adjustment Escrow Amount; minus (vii) the Retention Escrow Amount; minus (viii) the Estimated Transaction Expenses.

(u) “Excluded Cash” means all Cash (i) that is being held on behalf of customers and other parties and represents a liability to such customers and other parties (e.g. held jackpots) and (ii) that is being held in the horsemen account and represents a liability to the horsemen.

(v) “Financing Sources” means the agents, arrangers, lenders, underwriters, initial purchasers and other entities that have committed, or been engaged, to provide, arrange, underwrite or otherwise enter into agreements in connection with all or any part of any Financing, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ Representatives, and their respective successors and assigns.

(w) “Flow-Through Income Tax Returns” means Tax Returns reporting income of the Company or any of its Subsidiaries that is allocable to and reportable as income of Seller or the direct or indirect beneficial owner(s) of the Seller, as applicable, under applicable Tax Law. Flow-Through Income Tax Returns shall not include any Tax Return with respect to which the Company or its Subsidiary itself is considered an entity that is legally responsible for the payment of Tax shown as due on such Tax Return under applicable Tax Law (for instance, a Tax Return with respect to an entity that is otherwise classified as a partnership or disregarded for U.S. federal income Tax purposes will not be a Flow-Through Income Tax Return if such entity would be responsible for the payment of Taxes shown on such Tax Return).

(x) “Fraud” means, with respect to any party, an intentional and knowing act with intent to deceive another party, or to induce such party to enter into this Agreement, to such party’s detriment which constitutes common law fraud under applicable Laws as of the date hereof.

(y) “Fundamental Representations” means those representations and warranties contained in Sections 3.1(a) and (b) (Organization and Qualification), 3.2 (Authority), 3.3(a) (No Conflict), 3.4 (Membership Interests), 3.5 (Capitalization), 3.12 (Employee Benefits), 3.17 (Taxes), 3.28 (Brokers), 4.2 (Authority), 4.3(a) (No Conflict) and Section 4.5 (Brokers).

(z) “GAAP” means United States generally accepted accounting principles and practices applied on a consistent basis; provided, that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail; provided, however, if there is a change in GAAP, then GAAP at the applicable time shall be applied.

(aa) “Gaming Approval” means all Gaming Licenses issued by any Gaming Authority or under any Gaming Laws necessary for: the conduct of gaming, horse racing and lottery operations or the ownership, operation, management or development of any gaming, horse racing or lottery operations.

(bb) “Gaming Authority” means any Governmental Authority with regulatory control and authority or jurisdiction over the conduct of gaming, horse racing or lottery operations or the ownership, operation, management or development of any gaming, horse racing or lottery operations, including but not limited to the Ohio Lottery Commission and the Ohio State Racing Commission.

(cc) “Gaming Law” means any Law governing or relating to the conduct of gaming, horse racing or lottery operations or the ownership, operation, management or development of any gaming, horse racing or lottery operations, including the rules and regulations of Gaming Authorities.

(dd) “Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements waivers and exemptions, including any condition or limitation placed thereon, that are necessary for the Seller, the Company and each of its Subsidiaries to own or operate its gaming, horse racing or lottery facilities issued under the applicable Gaming Laws.

(ee) “Governmental Authority” means any United States federal, national, state, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral (public or private) or judicial body (including any Gaming Authority).

(ff) “Governmental Licenses and Rights” means all (a) Gaming Licenses, Gaming Approvals, Liquor Licenses, Environmental Permits and any other permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, filing, franchise, notice, variance, right, designation, rating, registration, qualification, authorization or order that is used in the conduct of the Business prior to the Effective Time and (b) the rights under any Contract with any Governmental Authority that relates to or is used in the Business.

(gg) “Hard Rock Agreements” means the Gaming Facility Management Agreement, dated December 19, 2012, between the Company and HR Ohio Manager, LLC (“HR Manager”), as amended by that First Amendment, dated October 16, 2017, and the Memorabilia Lease, dated December 19, 2012, between Hard Rock Café International (STP), Inc. and the Company.

(hh) “Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

(ii) “Indebtedness” means, without duplication and to the extent and in the amounts not otherwise included in the calculation of Net Working Capital or Cash (but before taking account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (ii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions (but excluding any trade payable incurred in the ordinary course of business); (iv) unpaid management fees; (v) all deposits and monies received in advance; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

(jj) “Intellectual Property” means all intellectual property and proprietary rights of any kind or nature arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), logos, slogans, Internet domain names and other Internet addresses or identifiers, trade dress and similar rights, and other indicia of origin, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents, patent applications, utility models or other statutory rights for the protection of inventions, patent disclosures and inventions and any reissue, continuation, continuation in part, divisional, substitution, extension or reexamination thereof (collectively, “Patents”); (iii) works of ownership, copyrights (registered and unregistered), applications for registration and copyrightable works (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

(kk) “knowledge,” with respect to the Buyer, means the knowledge of the individuals set forth on Schedule 1.1(kk)(1) and, with respect to the Seller and the Company, means the knowledge of the individuals set forth on Schedule 1.1(kk)(2), and, in each case, such knowledge as would be imputed to such persons upon reasonable inquiry.

(ll) “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

(mm) “Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

(nn) “Liquor Licenses” means all those certain “off sale,” “portable bar” and other liquor or alcoholic beverage licenses issued by Governmental Authorities to a Person pursuant to which the sale of alcoholic beverages is permitted on the premises of the real property of any Person.

(oo) “Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of the Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes generally affecting the industry or markets in which the Company and its Subsidiaries operate, (B) changes generally affecting the economy, political conditions or the financial or securities markets in the United States, (C) the outbreak of war, military action or acts of terrorism, (D) changes in Law (other than any Gaming Law) or GAAP, (E) any hurricane, earthquake, natural disasters, weather conditions or health emergencies, (F) any actions taken or not taken by the Buyer or its Affiliates or taken or not taken by the Seller, the Company or its Subsidiaries at the request or direction of Buyer or its Affiliates, (G) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published plans, projections, forecasts, estimates, budgets or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that, the exception in this clause (G) shall not prevent or otherwise affect a determination that any event, change, circumstance, occurrence, effect, result or state of facts (not otherwise excluded from the definition of Material Adverse Effect) underlying such failure has resulted in or contributed to a Material Adverse Effect), and (H) the announcement or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its employees, customers, suppliers, lenders, partners or with any other third party, including Hard Rock or any employee of Hard Rock; provided further, that, with respect to clauses (A), (B), (C), (D) and (E), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole.

(pp) “Net Working Capital” means, as of immediately prior to the Effective Time and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Company and its Subsidiaries minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case (i) before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles and (ii) using only those general ledger accounts used in the Example Calculation; provided, however, for the avoidance of doubt, Net Working Capital shall exclude any amounts relating to or included in Cash, Indebtedness or Transaction Expenses to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments). The example calculation of Net Working Capital set forth on Exhibit B reflects an example calculation of Net Working Capital as of February 28, 2018 (the “Example Calculation”).

(qq) “Occupational Safety and Health Law” shall mean any Law of any Governmental Authority enacted or promulgated which relates to Occupational Safety and Health Matters.

(rr) “Occupational Safety and Health Matters” means all matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors at the Owned Real Property or Leased Real Property.

(ss) “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

(tt) “Permits” means all Gaming Licenses, Gaming Approvals, Liquor Licenses, Environmental Permits, permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on the Business in all material respects as currently conducted.

(uu) “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

(vv) “Post-Closing Tax Period” means any taxable period (or portion thereof) commencing on or after the Closing Date, including such portion of any Straddle Period commencing on the Closing Date.

(ww) “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending prior to the Closing Date, including such portion of any Straddle Period ending prior to the Closing Date.

(xx) “Purchase Price” means (i) the Estimated Purchase Price, subject to adjustment in accordance with Section 2.4; plus (ii) any amounts paid to the Seller out of the Adjustment Escrow Fund or the Retention Escrow Fund.

(yy) “Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past year has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person; provided that in no event shall (a) James Allen be a Related Party of the Company, any Subsidiary of the Company, Mr. Milstein or the Seller or (b) Hard Rock be a Related Party of the Company, any Subsidiary of the Company, Mr. Milstein or the Seller as a result of (y) an employee of Hard Rock serving on the board of directors of the Company or as general manager of the VLT Facility or (z) Hard Rock’s role as manager under the Hard Rock Agreements.

(zz) “Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

(aaa) “Retention Escrow Amount” means $5,312,500.

(bbb) “Retention Escrow Fund” means the Retention Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

(ccc) “R&W Insurance Policy” means that certain insurance policy, to be bound and issued by the R&W Insurer as provided in Section 5.15, in the name and for the benefit of the Buyer Indemnified Parties, covering certain Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Article VIII.

(ddd) “R&W Insurer” means Euclid Transactional, LLC.

(eee) “Seller Taxes” means: (i) any and all Taxes of the Seller; (ii) any and all Taxes imposed on the Company or any of its Subsidiaries attributable to or with respect to any Pre-Closing Tax Period (including any Company liability pursuant to Title XI of the Bipartisan Budget Act of 2015, or any substantially similar provision of state, local or non-U.S. Law (“Partnership Audit Rules”), with respect to a Pre-Closing Tax Period); (iii) Transfer Taxes for which the Seller is responsible pursuant to Section 6.4 of this Agreement; (iv) any liability for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (including any predecessor entities) is or was a member on or prior to the Closing Date; and (v) all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to events or transactions occurring prior to the Closing Date.

(fff) “Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, application programming interfaces, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

(ggg) “Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.

(hhh) “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

(iii) “Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

(jjj) “Target Net Working Capital” means $0.

(kkk) “Tax” means: (i) any federal, state, local or foreign taxes, charges, fees, duties, tariffs, levies, or other assessments imposed by any Governmental Authority, including income, gross receipts, net proceeds, ad valorem, turnover, real property, personal property, sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, escheat, abandoned property, environmental, customs duties, capital stock, disability, stamp, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, alternative or add-on minimum, estimated, registration, withholding, social security (or similar) or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

(lll) “Tax Return” means any return, report, declaration, election, estimate, statement, information statement, claim for refund and return, or other document (including any related or supporting information) filed or required to be filed or required to be prepared with respect to Taxes, including any amendment thereof.

(mmm) “Third Party Operator” means a third party operator of the VLT Facility as determined by the Buyer in its sole discretion.

(nnn) “Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Seller) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby, including any fees in connection with the termination of any Contracts prior to the Closing; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts arising prior to or at the Effective Time and payable prior to, on or after the Closing Date by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including any Taxes payable in connection therewith; (vi) the Seller’s portion of the fees associated with any filings required under the HSR Act in accordance with Section 5.10(b) of this Agreement; (vii) the Seller’s portion of the premium and other costs, fees and taxes for the R&W Insurance Policy in accordance with Section 5.15 of this Agreement; and (viii) the Seller’s portion of the cost of title reports, title policies, endorsements and affirmative coverages in accordance with Section 7.3(f) of this Agreement.

(ooo) “Transfer Taxes” means all sales (including, without limitation, bulk sales), use, value added, transfer, conveyance, stamp, registration, documentary, excise, real property transfer, recording, license or similar Taxes and fees imposed by any Governmental Authority arising out of or in connection with or attributable to the transactions contemplated by this Agreement.

(ppp) “Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

(qqq) “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

(rrr) “Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Adjustment Deficiency	2.4(f)(iii)
Agreement	Preamble
Applicable Accounting Principles	2.3
Baker	10.18
Balance Sheet	3.8
Basket	8.5(a)(ii)
Business Employees	5.8(a)
Business Licenses	5.1
Buyer	Preamble
Buyer Indemnified Parties	8.2
Buyer Related Parties	4.7
CERCLA	3.18(i)(iii)
Claim Notice	8.4(a)
Closing	2.2(a)
Closing Balance Sheet	2.4(a)
Closing Cash	2.4
Closing Date	2.2(a)
Closing Indebtedness	2.4(a)
Closing Net Working Capital	2.4(a)
Closing Transaction Expenses	2.4(a)
Commission	5.10(f)
Company	Recitals
Company Group Employees	5.4(a)(ii)
Company Intellectual Property	3.16(e)
Company Registered IP	3.16(a)
Confidential Information	5.9(b)
Confidentiality Agreement	5.9(a)
Copyrights	1.1(ii)
Debt Payoff Letter	7.3(h)
Direct Claim	8.4(c)
Disability Laws	3.26
Disclosure Schedules	Article III
Effective Time	2.2(a)

Definition	Location
Environmental Laws	3.18(i)(i)
Environmental Permits	3.18(i)(ii)
ERISA	3.12(a)(i)
Estimated Cash	2.3
Estimated Indebtedness	2.3
Estimated Net Working Capital	2.3
Estimated Transaction Expenses	2.3
Example Calculation	1.1(oo)
Final Closing Statement	2.4(a)
Financial Statements	3.7(a)
Financing	5.16(a)
Hard Rock	1.1(e)
Hazardous Substances	3.18(i)(iii)
HR Manager	1.1(ff)
HSR Act	3.3(b)
Inbound License Agreements	3.16(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.4(c)
Interim Financial Statements	3.7(a)
IRS	3.12(b)
Losses	8.2
Marks	1.1(ii)
Material Contracts	3.19(a)
Membership Interests	Recitals
MGP	Preamble
Multiemployer Plan	3.12(c)
Multiple Employer Plan	3.12(c)
Net Adjustment Amount	2.4(f)(i)
Notice of Disagreement	2.4(b)
Order	3.11(b)
Partnership Audit Rules	1.1(ddd)
Patents	1.1(ii)
Payoff Indebtedness	2.2(b)(iii)
PCI DSS	3.22(e)
Permitted Encumbrances	3.14(a)
Personal Information	3.22(a)
Plans	3.12(a)(iv)
Post-Closing Tax Returns	6.1
Pre-Closing Flow-Through Income Tax Returns	6.1
Pre-Closing Tax Return	6.1
Preliminary Closing Balance Sheet	2.3
Preliminary Closing Statement	2.3
Prestige	5.8(e)
Prestige Employees	5.8(e)

Definition	Location
Privacy Laws	3.22(a)
Purchase Price Allocation	2.6
Regulation S-X	5.10(f)
Release	3.18(i)(iv)
Required Approvals	5.10(a)(i)
Seller	Preamble
Seller Indemnified Parties	8.3
Seller Only Tax Claim	6.2
Tax Certificate	2.2(b)(vi)
Tax Claim	6.2
Tax Consideration	2.5)
Termination Date	9.1(c)
Third Party Claim	8.4(a)
Title Policy	7.3(f)
Trade Secrets	1.1(ii)
Transaction Expenses Payoff Instructions	7.3(i)
VLT	1.1(g)
VLT Facility	5.17(a)
Warn Act	3.13(g)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Membership Interests to the Buyer, free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase the Membership Interests from the Seller for the consideration specified in this Article II.

Section 2.2 Closing.

(a) The sale and purchase of the Membership Interests shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, California on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” The effective time of the Closing will be 12:01 a.m., Eastern time on the Closing Date (the “Effective Time”).

(b) At the Closing:

(i) the Buyer shall deliver or cause to be delivered to the Seller an amount equal to the Estimated Purchase Price;

(ii) the Buyer shall deposit or cause to be deposited the Adjustment Escrow Amount and the Retention Escrow Amount in two separate accounts with the Escrow Agent by wire transfer in immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(iii) the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.2(b)(iii) (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto (other than contingent indemnification liabilities), as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iv) the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement;

(v) the Seller shall deliver or cause to be delivered to the Buyer certificates representing the Membership Interests, duly endorsed in blank or accompanied by a membership interest assignment in proper form for transfer, or enter into an arrangement with respect to such delivery that is acceptable to the Buyer;

(vi) the Seller shall deliver or cause to be delivered to the Buyer an executed certificate of non-foreign status in compliance with Treasury Regulations Section 1.1445-2 and Section 1446(f) of the Code in the form of Exhibit C (the “Tax Certificate”); and

(vii) the Buyer shall be issued the Title Policy.

(c) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two (2) Business Days prior to the applicable payment date.

Section 2.3 Closing Estimates. At least three (3) Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) an estimated consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Effective Time (the “Preliminary Closing Balance Sheet”); (ii) a good-faith estimate of (A) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (B) Cash (the “Estimated Cash”), (C) Indebtedness (the “Estimated Indebtedness”), and (D) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses determined as of immediately prior to the Effective Time and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein); and (iii) on the basis of the foregoing, a calculation of the Estimated Purchase Price. Estimated Net Working Capital, Estimated

Transaction Expenses and Estimated Cash shall be calculated applying the accounting principles, policies and procedures used in preparing the Example Calculation and otherwise in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet (the accounting principles as described in this sentence, the “Applicable Accounting Principles”). All calculations of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses shall be accompanied by a certificate of the Chief Financial Officer of the Company certifying that such estimates have been calculated in good faith in accordance with this Agreement. The Seller will consider in good faith incorporating any comments from the Buyer to such estimates. Such estimates shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.2 and shall not limit or otherwise affect the Buyer’s remedies under this Agreement, or constitute an acknowledgement by the Buyer of the accuracy of the amounts reflected therein.

Section 2.4 Post-Closing Adjustment of Purchase Price.

(a) Within sixty (60) days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Effective Time (the “Closing Balance Sheet”); and (ii) a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Cash (the “Closing Cash”), (C) Indebtedness (the “Closing Indebtedness”), and (D) unpaid Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses determined as of immediately prior to the Effective Time and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein). Closing Net Working Capital, Closing Cash and Closing Indebtedness shall be calculated in accordance with the Applicable Accounting Principles. All calculations of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses shall be accompanied by a certificate of the Chief Financial Officer of the Buyer certifying that such amounts have been prepared in good faith in accordance with this Agreement.

(b) The Final Closing Statement shall become final and binding on the thirtieth (30th) day following the Buyer’s delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with Section 2.3, this Section 2.4 and the definitions contained in this Agreement.

(c) During the fifteen (15)-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Seller and the Buyer within such fifteen (15)-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Seller and the Buyer have not resolved all such differences by the end of such fifteen (15)-day period, the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination (it being understood that, in making such determination, the Independent Accounting Firm will function as an expert and not as an arbitrator) as to each such disputed item and the amount of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree and will apply the Applicable Accounting Principles. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within thirty (30) days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the powers, privileges and immunities of an arbitrator.

(d) The costs of any dispute resolution pursuant to Section 2.4(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.4) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash and Indebtedness as specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance reasonably acceptable to such accountants.

(f) The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus the Estimated Net Working Capital, plus (B) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash, plus (C) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.4, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.4;

(ii) If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, (A) the Seller shall deliver written notice to the Escrow Agent and the Buyer specifying the Net Adjustment Amount, (B) the Buyer shall pay the Net Adjustment Amount to the Seller and (C) the Escrow Agent shall pay all funds in the Adjustment Escrow Fund to the Seller; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer shall deliver written notice to the Escrow Agent and the Seller specifying the Net Adjustment Amount, and the Escrow Agent shall pay the Net Adjustment Amount out of the Adjustment Escrow Fund to the Buyer in accordance with the terms of the Escrow Agreement. If the Adjustment Escrow Fund is insufficient to cover the entire amount payable to the Buyer pursuant hereto, then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to the Buyer as provided in the Escrow Agreement, and the Seller, on or prior to the same date as the Escrow Agent distributes the Adjustment Escrow Fund to the Buyer pursuant to the Escrow Agreement, shall pay an amount to the Buyer equal to the amount of such deficiency (“Adjustment Deficiency Amount”). If the Seller does not have a sufficient amount of funds to pay the Buyer the Adjustment Deficiency Amount, Mr. Milstein shall pay the Buyer the Adjustment Deficiency Amount. In the event that the Seller or Mr. Milstein shall fail to pay the amount of such deficiency within the time period specified in the immediately preceding sentence, the Buyer may, in its sole discretion, deliver written notice to the Escrow Agent, the Seller and Mr. Milstein specifying such amount, and the Escrow Agent shall pay such amount out of the Retention Escrow Fund to the Buyer in accordance with the terms of the Escrow Agreement; provided, that the Seller or Mr. Milstein (A) shall promptly restore the Retention Escrow Fund to the extent any funds are so paid and (B) shall remain liable in the event the Retention Escrow Fund is insufficient to cover the amount of such deficiency. No failure on the part of the Buyer to deliver a notice as specified in the immediately preceding sentence shall relieve the Seller or Mr. Milstein of the obligation to pay the amount of such deficiency to the Buyer. In the event the amount of funds in the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then the Escrow Agent, after paying the Net Adjustment Amount to the Buyer as provided herein, shall pay the remaining funds in the Adjustment Escrow Fund to the Seller.

(g) Amounts to be paid pursuant to Section 2.4(f) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.4(f) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date.

Section 2.5 Tax Treatment of Equity Purchase. The Buyer and the Seller hereby agree that, for U.S. federal income Tax purposes, the purchase and sale of the Membership Interests shall be treated as a purchase and sale of the assets of the Company in exchange for the consideration described in this Article II (and any adjustments thereto and assumed liabilities as determined for U.S. federal income Tax purposes) (the “Tax Consideration”). The Buyer, the Seller and the Company (on behalf of itself and its Subsidiaries) further agree that the principles of Section 2.5 and Section 2.6 of this Agreement shall apply to any jurisdiction which requires or permits (whether by election or otherwise) the purchase and sale of the Membership Interests to be treated as a purchase and sale of the assets of the Company. No party shall take (and each party shall cause its Affiliates not to take) a position on any Tax Return, before any Governmental Authority, or in any judicial proceeding that is inconsistent with the tax treatment described in this Section 2.5, except as otherwise required by applicable Law.

Section 2.6 Purchase Price Allocation.

(a) As soon as reasonably practical (but in any event within one hundred and eighty (180) days) after the Closing and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement, Buyer shall provide to the Seller the allocation of the amount of the Tax Consideration among the assets of the Company (“Purchase Price Allocation”)for the Seller’s review and consent. The Purchase Price Allocation shall become final and binding on the thirtieth (30th) day following the Buyer’s delivery thereof, unless prior to such period, the Seller delivers to the Buyer a Notice of Disagreement specifying the nature of any dispute as to the Purchase Price Allocation. During the thirty (30)-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the Purchase Price Allocation. If the Seller and the Buyer have not resolved all differences by the end of such thirty (30)-day period, the Seller and the Buyer shall submit, in writing, to the Independent Accounting Firm, their briefs detailing their views as to the correct nature and amount of the Purchase Price Allocation, and the Independent Accounting Firm shall make a written determination (it being understood that, in making such determination, the Independent Accounting Firm will function as an expert and not as an arbitrator) as to the Purchase Price Allocation, which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within thirty (30) days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the powers, privileges and immunities of an arbitrator.

(b) The Purchase Price Allocation shall be prepared in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Subject to the requirements of applicable Law, all Tax Returns filed by the Seller, the Buyer and the Company and its Subsidiaries shall be prepared in a manner consistent with the Purchase Price Allocation. In the event of an adjustment to the Tax Consideration, the Seller and the Buyer agree to adjust the Purchase Price Allocation in a reasonable manner to reflect such adjustment.

Section 2.7 Withholding Rights. The Buyer and the Company and its Subsidiaries shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as they are required to deduct and withhold with respect to the making of such payment or to otherwise take such action to satisfy any other Tax withholding and reporting obligations with respect to the transactions contemplated hereby, and any such party shall pay over to or deposit such amounts with the relevant Governmental Authority in a timely manner as required by applicable Law. To the extent that such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority in a timely manner by the Buyer or the Company, such withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify any other provision of this Agreement or any Ancillary Agreement where the relevance of the item to another provision of this Agreement or any Ancillary Agreement is reasonably apparent on its face), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization and Qualification.

(a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Ohio and has all requisite power and authority to own,

lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.

(b) The Seller has heretofore furnished to the Buyer a complete and correct copy of the certificate of formation, operating agreement and or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of formation, operating agreements or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of formation, operating agreement or equivalent organizational documents.

(c) Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authority. The Seller has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance (assuming receipt of the Gaming Approvals) by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of formation, operating agreement or equivalent organizational documents of the Seller or the Company or any of its Subsidiaries;

(ii) conflict with or violate any Law applicable to the Seller or the Company or any of its Subsidiaries or by which any property or asset of the Seller or the Company or any of its Subsidiaries is bound or affected; or

(iii) violate, conflict with or result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller or the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Seller or the Company or any of its Subsidiaries pursuant to, any Material Contract to which the Seller or the Company or any of its Subsidiaries is a party or by which the Seller or the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(b) The Seller or the Company or any of its Subsidiaries is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) obtaining the Gaming Approvals; (ii) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4 Membership Interests. The Seller is the record and beneficial owner of the Membership Interests, free and clear of any Encumbrance. The Seller has the right, authority and power to sell, assign and transfer the Membership Interests to the Buyer. Upon delivery to the Buyer of certificates for the Membership Interests at the Closing and the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to the Membership Interests free and clear of any Encumbrance other than Encumbrances created by the Buyer.

Section 3.5 Capitalization. The Membership Interests constitute all of the issued and outstanding limited liability company membership interests of the Company. Schedule 3.5 of the Disclosure Schedules sets forth, for the Company and each of its Subsidiaries, the amount of its authorized memberships interests or other equity or ownership interests, the amount of its outstanding membership interests or other equity or ownership interests, and the record and beneficial owners of its outstanding membership interests or other equity or ownership interests. Except for the Membership Interests neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) equity, ownership or voting interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of any equity, ownership or voting interests; (c) equity equivalents or earnings, profits or revenue-based interests or rights, including beneficial, appreciation, phantom or tracking interests; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding membership interest or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid membership interests or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities laws. Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued membership interests or other equity or ownership interests of the Company or any of its Subsidiaries. No membership interests or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of formation, operating agreement or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.6 Equity Interests. Except for the Subsidiaries listed in Schedule 3.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, make any capital contribution or other investment in or assume any liability or obligation of, any Person. Except for lines of credit granted to customers in the ordinary course of business, neither the Company nor any of its Subsidiaries directly or indirectly is under any current or prospective obligation to provide funds to or make any loan to any Person.

Section 3.7 Financial Statements.

(a) True, correct and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2015, December 31, 2016, and December 31, 2017, and the related audited consolidated statements of operations, members’ equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at February 28, 2018, and the related consolidated statement of operations of the Company and its Subsidiaries (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.7(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and for the absence of footnotes in the Interim Financial Statements); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein, for the absence of footnotes in the Interim Financial Statements and subject, in the case of the Interim Financial Statements, to normal year-end adjustments.

(b) To the knowledge of the Seller and the Company, the books of account and financial records of the Company and its Subsidiaries are true, correct and complete in all material respects and have been maintained in all material respects in accordance with sound business practices. The Company and its Subsidiaries maintain internal accounting controls that provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the limited liability company managers of the Company and its Subsidiaries; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s and its Subsidiaries’ financial statements. To the knowledge of the Seller and the Company, there has been no, and there does not currently exist, any Fraud, nor is there the existence of or allegation of financial improprieties that involves management of the Company and its Subsidiaries.

Section 3.8 No Undisclosed Liabilities (a). Except as and to the extent adequately accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2017 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), neither the Company nor any of its Subsidiaries has any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and liabilities and obligations (other than for breach) under Material Contracts.

Section 3.9 Absence of Certain Changes or Events. Since the date of the Balance Sheet and except in connection with the transactions contemplated by this Agreement and the Ancillary Agreements: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets that are not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.10 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is and has been during the past five (5) years in compliance in all material respects with all Laws applicable to it. None of the Company or any of its Subsidiaries or any of its or their executive officers in their capacities as executive officers has received during the past five (5) years, nor, to the knowledge of the Seller and the Company, is there any reasonable basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation in any material respect of, or failure to comply in any material respect with, or material liability under any Law, in each case, applicable to the Company and its Subsidiaries or the Business, operations or assets of the Company and its Subsidiaries.

(b) Schedule 3.10 of the Disclosure Schedules sets forth a true and complete list of all Permits held by the Company and its Subsidiaries. Each of the Company and its Subsidiaries is in possession of and is and has been during the past five (5) years in compliance, in all material respects, with all Permits. All Permits held by the Company and its Subsidiaries are valid and in full force and effect, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to, and the performance of this Agreement or the Ancillary Agreements by the Seller or the consummation of the transactions contemplated hereby or thereby will not, result in the expiration, revocation, suspension, lapse, limitation or other impairment of any Permit held by the Company. No termination, expiration, suspension, withdrawal, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller and the Company, threatened. Each of the Company and its Subsidiaries has timely filed all material reports, registrations, renewals and other documents required to be filed in connection with the Permits. No Permit is held in the name of any employee, officer, director, equity holder, or agent on behalf of the Company or any of its Subsidiaries.

(c) To the actual knowledge of the Seller and the Company, there is no introduced Law that would be applicable in any material respect to the Company and its Subsidiaries or the Business, operations or assets or the Company and its Subsidiaries that would adversely affect the financial condition, Business, assets, properties, liabilities or operations of the Company and its Subsidiaries.

(d) To the knowledge of the Seller and the Company, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in a denial, revocation, limitation or suspension of a Gaming Approval of the Company or its Subsidiaries or (ii) result in a negative outcome of any finding of suitability proceeding of any of the Company or its Subsidiaries.

Section 3.11 Litigation. Except (a) as set forth on Schedule 3.11 of the Disclosure Schedules and (b) for any Action for civil monetary damages at law (but not any other claim, including any claim for equitable or injunctive relief or any claim that would impose criminal liability or damages), commenced by Persons other than Governmental Authorities that could not reasonably be expected to result in a liability or loss to the Company or any of its Subsidiaries of more than $250,000, there is no Action pending or, to the knowledge of the Seller and the Company, threatened against the Company or any of its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries, or, to the knowledge of the Seller and the Company, any of the executive officers of the Company or any of its Subsidiaries in their capacities as executive officers, nor, to the knowledge of the Seller and the Company, is there any reasonable basis for such Action. There is no Action pending or, to the knowledge of the Seller and the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction or decree (“Order”) of, or, to the knowledge of the Seller or Company, pending or threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, to the knowledge of the Seller and the Company, any of their respective executive officers in their capacities as executive officers, or the transactions contemplated by this Agreement or the Ancillary Agreements. Schedule 3.11 of the Disclosure Schedules lists all Actions to which the Company was a party or that, to the knowledge of the Seller and the Company, was threatened in writing against the Company, during the past five (5) years (whether or not such Actions are settled) involving an amount in dispute in excess of $250,000 or any Actions that impose non-monetary obligations on the Company following the Closing. None of the items set forth on Schedule 3.11 of the Disclosure Schedules, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) of the Disclosure Schedules sets forth a true and complete list of:

(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, equity option, equity purchase, phantom equity, restricted equity or other equity-based plan, collective bargaining, incentive, deferred compensation, profit sharing, savings, retiree medical or life insurance, supplemental retirement, health, welfare, disability, dependent care, pension, severance, retention, change in control, fringe benefit and other benefit plans, programs or arrangements, and all employment, termination, and severance contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any obligation or present or future liability (contingent or otherwise) or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries;

(ii) each employee benefit plan for which the Company or any of its Subsidiaries or ERISA Affiliates could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

(iii) any plan in respect of which the Company or any of its Subsidiaries or ERISA Affiliates could incur liability under Section 4212(c) of ERISA; and

(iv) any Contracts between the Company or any of its Subsidiaries and any employee, officer, director or other service provider of the Company or any of its Subsidiaries, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries (collectively, the “Plans”).

(b) Each Plan referred to in Section 3.12(a) is in writing. The Seller has made available to the Buyer a true and complete copy of each such Plan and the following documents, if any, prepared in connection with each such Plan: (i) the most recent trust or other funding arrangement; (ii) the most recent summary plan description and summary of material modifications thereof; (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500; (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter; and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement; (B) to enter into any Contract to provide compensation or benefits to any individual; or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law, or a Plan or Contract in existence on the date hereof.

(c) None of the Plans referred to in Section 3.12(a) is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries or ERISA Affiliates could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”) and no such Plan is subject to Title IV of ERISA. None of such Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (other than as required under Section 4980B of the Code or other applicable Law). Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it and is not in any material respect in default under or in violation under any Plan, nor does the Seller or the Company have any knowledge of any such default or violation by any other party to any Plan. No Action is pending or, to the knowledge of the Seller and the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and, to the knowledge of the Seller and the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code is so qualified and has received a timely favorable determination, opinion or advisory letter from the IRS, covering all of the provisions applicable to the Plan for which determination, opinion or advisory letters are currently available, that the Plan is so qualified. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt and has received a determination, opinion or advisory letter from the IRS that it is so exempt. To the Knowledge of the Seller and the Company, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan. Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Seller and the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been made or otherwise properly accrued on the books and records of the Company and its Subsidiaries on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that could reasonably be expected to give rise to any such challenge or disallowance.

(h) There are no Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Seller and the Company, threatened to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof and no Plan or any related or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Seller and the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(i) No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Sections 412 or 4971 of the Code or Section 302 of ERISA, or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Plan.

(j) The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(k) The Company is not obligated to make any payments in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event), including under any Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code, and there is no agreement, plan or other arrangement to which the Company is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other penalties pursuant to Section 409A or 4999 of the Code,

Section 3.13 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor, works council, employee representative, collective bargaining, or other Contract that pertains collectively to any group or segment of the employees of the Company or any of its Subsidiaries. There are no, and during the past three (3) years have been no, organizing activities, demands for recognition, or questions concerning representation initiated by any labor organization or other collective bargaining activity that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party or otherwise subject to any neutrality, labor peace, card-check or other obligation dictating or otherwise limiting the manner in which it will respond to organizing efforts or any request for recognition by any labor union or organization. There is no, and during the past three (3) years there has been no, labor dispute, strike, picketing, concerted job action, slowdown, work stoppage or lockout pending, and to the knowledge of the Seller and the Company, none of the foregoing is threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the knowledge of the Seller and the Company, threatened union grievances, demands for arbitration, or legal proceedings or administrative charges alleging breach of collectively bargained labor obligations or violation of any applicable labor law involving employees of the Company or any of its Subsidiaries.

(b) The Company is and during the past three (3) years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Each employee of the Company or its Subsidiaries has been accurately and correctly classified for purpose of overtime eligibility and has been compensated in a manner consistent with such classification. Workers engaged by the Company or its Subsidiaries as non-employee temporary contract or independent workers have been accurately and correctly classified with regard to their non-employee status and have been engaged and compensated in a manner consistent with the classification. The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No charge, complaint, or other administrative proceeding is pending or, to the knowledge of the Seller and the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor or any other Governmental Authority.

(c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees.

(d) Neither the Company nor any of its Subsidiaries is subject to affirmative action or other employment-related obligations by virtue of status as a contractor to the federal or any state or local government or as a result of any consent decree, settlement agreement, or court order to which it is a party. Neither the Company nor any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Seller and the Company, no such investigation is in progress.

(e) As of the date hereof, no current officer of the Company or any of its Subsidiaries has delivered written notice that he intends to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f) All employees hired by the Company or any of its Subsidiaries on or after November 7, 1986 are authorized for employment by the Company or such Subsidiary in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. During the past three (3) years, no allegations of immigration-related unfair employment practices have been made with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices. Each of the Company and its Subsidiaries has completed and retained in accordance with the Immigration and Naturalization Service regulations a Form I-9 for all employees working in the United States hired on or after November 7, 1986, except those employees whose employment terminated on or before June 1, 1987. None of the employees currently employed by the Company or any of its Subsidiaries is authorized for employment in the United States pursuant to a nonimmigrant visa that authorizes the employee to be employed by the Company or any of its Subsidiaries.

(g) During the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), or any similar state or local Law. During the period commencing ninety (90) days prior to the Closing Date, neither the Company nor any of its Subsidiaries has effectuated reductions throughout its work force which constitute “employment losses” (as that term is defined in the WARN Act) of more than 20% of its work force.

Section 3.14 Title to, Sufficiency and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold or licensed interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The assets, properties and rights owned, licensed or leased by the Company and its Subsidiaries include all of the assets, properties and rights used in the Business and necessary for the Company and its Subsidiaries to carry on the Business as currently conducted. None of the assets owned, licensed or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes not yet due and payable or for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and similar statutory liens arising in the ordinary course of business of the Company or such Subsidiary if the underlying obligations are not yet due and payable or adequate reserves have been established in accordance with GAAP; (iii) with respect to the assets of the Company and its Subsidiaries other than the Owned Real Property and Company Registered IP, non-monetary Encumbrances that do not, individually or in the aggregate, materially impair the value, continued ownership or use and operation of the assets to which they relate in the Business of the Company and its Subsidiaries as currently conducted; (iv) restrictions arising under Gaming Laws; (v) Encumbrances incurred or deposits or pledges made in the ordinary course of business in connection with or to secure payment of, workers’ compensation, unemployment insurance or other types of social security; (vi) with respect to the Owned Real Property, other non-monetary imperfections of title with respect to the Owned Real Property set forth on Schedule B of Exhibit E; (vii) with respect to assets that are leased or licensed, Encumbrances that are placed on such assets by the lessor or licensor; and (viii) Encumbrances set forth on Schedule 3.14(a) of the Disclosure Schedules (collectively, “Permitted Encumbrances”).

(b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are currently being put.

This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15, or to Intellectual Property, such items being the subject of Section 3.16.

Section 3.15 Real Property.

(a) Schedule 3.15(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property, the street addresses thereto and with respect to the Leased Real Property, the term thereto and any available renewal options. The Owned Real Property and the Leased Real Property together comprise all real property used in the conduct of the Business and the operations of the Company and its Subsidiaries as currently conducted. The Seller has delivered to the Buyer true, correct and complete copies of each lease, sublease or license (and all amendments, modifications or other agreements thereto) pursuant to which the Company or its Subsidiaries occupies the Leased Real Property and the same constitutes the entire agreement between the parties thereto. Each of the Company or its applicable Subsidiary has (i) fee simple title to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or to Company’s knowledge as to the Leased Real Property is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Seller and the Company, has any such condemnation, expropriation or taking been proposed or threatened. All leases, subleases and/or licenses of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the knowledge of the Seller and the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the knowledge of the Seller and the Company, any other party thereto. None of the Seller, the Company or any Subsidiary have any current or future capital expenditure obligations under any lease, sublease or license pursuant to which the Company or its Subsidiaries occupies the Leased Real Property. All leases, subleases or licenses of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for its current use. All plants, warehouses, distribution centers, improvements, structures and other buildings on the Owned Real Property or Leased Real Property have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are currently being put. To the knowledge of the Seller and the Company, there are no latent defects or adverse physical conditions affecting the Owned Real Property or the Leased Real Property that materially and adversely affect the Business.

(c) Other than as set forth on Schedule 3.15(a) of the Disclosure Schedules or Schedule B of Exhibit E, no Person other than the Company and its Subsidiaries has the right to occupy the Owned Real Property or Leased Real Property or any portion thereof and there is no party other than the Company and its Subsidiaries (and their customers and guests) in possession of the Owned Real Property or Leased Real Property or any portion thereof.

Section 3.16 Intellectual Property.

(a) Schedule 3.16(a)(i)-(iv) of the Disclosure Schedules sets forth an accurate and complete list of the following Intellectual Property that are owned by the Company and its Subsidiaries as of the date hereof: (i) for each Patent, the patent number or application serial number for each jurisdiction in which the patent or application has been field, the respective jurisdiction where filed, the date filed or issued, and the present status thereof; (ii) for each registered Copyright, the registration number, date of registration and the jurisdiction in which the copyright has been filed; (iii) for each registered Mark, the application serial number or registration number, the jurisdiction where filed, the date filed or granted, and the class of goods covered, in each case, if applicable; and (iv) for any Internet domain names, the registration date, any renewal date and name of the Internet domain name registrar (collectively, “Company Registered IP”).

(b) Schedule 3.16(b) of the Disclosure Schedules sets forth an accurate and complete list of all Contracts under which any material Intellectual Property is licensed to the Company and its Subsidiaries by a third party licensor pursuant to a written license agreement that remains in effect (“Inbound License Agreements”). To the actual knowledge of the Seller and the Company, all Intellectual Property licensed to the Company and its Subsidiaries under the Inbound License Agreements is subsisting, valid and enforceable. All milestones and other conditions set forth in any Inbound License Agreements that are required to be satisfied in order for the Company and its Subsidiaries to retain any rights granted under such Inbound License Agreements have been timely satisfied and all such rights remain in full force and effect.

(c) To the actual knowledge of the Seller and the Company, (i) all Intellectual Property (including the Customer Database) licensed to the Company and its Subsidiaries under the Hard Rock Agreements is subsisting, valid and enforceable; and (ii) any Intellectual Property licensed to the Company or any of its Subsidiaries under the Hard Rock Agreements are not subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any of its Subsidiaries.

(d) Schedule 3.16(d) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right to use (whether or not currently exercisable), any Company Intellectual Property, other than non-exclusive trademark licenses made for marketing or promotional purposes in the ordinary course of business.

(e) No Disputes are pending or, to the knowledge of the Seller and the Company, threatened relating to any Intellectual Property owned by the Company or any of its Subsidiaries (“Company Intellectual Property”).

(f) The Company or any of its Subsidiaries exclusively own, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all right, title and interest in the Company Intellectual Property, including all Intellectual Property that was created or developed by employees, consultants or contractors for the Company or such Subsidiary in the course of their employment or engagement by the Company or such Subsidiary. No Intellectual Property that is not owned by or licensed to the Company is necessary for the conduct of the Business as conducted immediately prior to Closing. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s ownership of any of the Company Intellectual Property, nor to the knowledge of the Seller and the Company, is there a reasonable basis for any claim that the Company does not own any Company Intellectual Property.

(g) Neither the Company nor any of its Subsidiaries is bound by, nor is any Company Intellectual Property subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any of the Company Intellectual Property anywhere in the world. No Company Intellectual Property has been subject to any disclaimers or voluntary reduction in scope. Neither the Company nor any of its Subsidiaries has received any validity, non-infringement or freedom-to-operate opinions with respect to any Patents of any Person.

(h) Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect, preserve and maintain its rights in Company Intellectual Property and its rights in Intellectual Property licensed to the Company and its Subsidiaries, and at all times has taken commercially reasonable efforts to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. All executive officers of the Company or any of its Subsidiaries have executed and delivered proprietary information and confidentiality agreements substantially in the Company’s standard forms.

(i) All registered Company Registered IP is valid and subsisting and, to the knowledge of the Seller and the Company, enforceable, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP currently used in the operation of the Business (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(j) To the knowledge of the Seller and the Company, none of the activities or operations of the Company and its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated, violated, diluted or used in an unauthorized manner, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Seller and the Company, is there a reasonable basis therefor. No Intellectual Property owned by, or, to the actual knowledge of the Seller and the Company, licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any of its Subsidiaries. To the knowledge of the Seller and the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(k) Neither the Company nor any of its Subsidiaries has transferred ownership of any Company Intellectual Property or, except for non-exclusive trademark licenses made for marketing or promotional purposes in the ordinary course of business, granted any license with respect to any Company Intellectual Property. Upon the consummation of the Closing, (i) the Company and its Subsidiaries will continue to own or have a license to all of the Intellectual Property rights necessary for the conduct of the Business as it is conducted immediately prior to Closing and all of such rights shall be exercisable by the Company and its Subsidiaries to the same extent as immediately prior to the Closing, (ii) the Company and its Subsidiaries will have all rights to use the Customer Database, and (iii) all rights to the Customer Database under the Hard Rock Agreements shall be transferrable to the Buyer and to any successor manager. To the actual knowledge of the Seller and the Company, no loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of the Business is threatened, pending or reasonably foreseeable.

(l) The execution, delivery and performance by the Seller and the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to (i), except for the termination rights set forth in the Hard Rock Agreements, terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under, or covenant not to sue, Intellectual Property is granted to or by the Company or any of its Subsidiaries, or (ii) to cause forfeiture or impairment of any Company Intellectual Property.

Section 3.17 Taxes.

(a) At all times since its formation, the Seller was properly treated as a partnership or disregarded entity (and not as an association taxable as a corporation or as a publicly traded partnership) for U.S. federal and all applicable state and local income tax purposes, and no election to the contrary has been made. For purposes of the representations contained in Sections 3.17(b) through (q), any reference to Seller shall include Seller’s regarded beneficial owner to the extent Seller is or was properly treated as a disregarded entity during the relevant period of time.

(b) At all times since December 28, 2017, the Company is and has been properly treated as an entity disregarded as separate from its sole owner, the Seller, for U.S. federal and applicable state and local income tax purposes, and no election to the contrary has been made or will be made prior to or on the Closing Date. At all times since formation until December 28, 2017, the Company was properly treated as a partnership for U.S. federal and applicable state and local income tax purposes, and no election to the contrary was made. Since formation of each Subsidiary of the Company, each Subsidiary has been properly treated as an entity disregarded as separate from its sole owner for U.S. federal and applicable state and local income tax purposes. Schedule 3.17(b) of the Disclosure Schedules indicates since formation the U.S. federal and applicable state and local income tax classification of the Company and each of its Subsidiaries, including any changes of such classification and the effective dates of any elections made with respect to the Company or its Subsidiaries pursuant to Treasury Regulations Section 301.7701-3.

(c) During the time that the Company was a partnership for U.S. federal and applicable state and local income tax purposes, all allocations and distributions to the owners of the Company were made in accordance with the limited liability company operating agreement of the Company, as amended.

(d) The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by them, all such Tax Returns are true, complete and correct in all respects. The Seller, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention and all rules and regulations relating to the withholding of Taxes.

(e) The Company and its Subsidiaries have timely paid all Taxes that have become due and payable (whether or not shown on any Tax Return) and have made adequate provisions in the Financial Statements in accordance with (to the extent applicable) GAAP for all Taxes that have accrued but are not yet due or payable as of the dates thereof. All Taxes of the Company and its Subsidiaries accrued since the date of the Interim Financial Statements have been accrued in the ordinary course of business and in accordance with past practice of the Company and do not exceed comparable amounts incurred in similar periods in prior years

(taking into account any changes in the Tax Laws and in Company’s operating results). The provisions for Taxes currently payable in the Interim Financial Statements are at least equal, as of the date thereof, to all unpaid Taxes of the Company and its Subsidiaries, whether or not disputed.

(f) True, correct and complete copies of all filed federal and state income Tax Returns for the Company and its Subsidiaries for taxable years commencing on or after January 1, 2014, have been delivered or made available to Buyer.

(g) (i) There is not now nor has there been within the past five (5) years, a written claim for assessment or collection of Taxes against, the Seller, the Company or any of its Subsidiaries or any of their respective assets or properties; (ii) there is no presently pending audit examination, written request for information, refund, claim, litigation, proceedings or proposed adjustment with respect to Taxes of or with respect to the Seller, the Company or any of its Subsidiaries; (iii) to the knowledge of the Seller and the Company, no such audit, examination, request for information, claim, litigation or proceeding is threatened. All deficiencies asserted or assessments made against the Seller, the Company or any of its Subsidiaries or any of their respective assets or properties as a result of any examinations by any taxing authority have been fully paid.

(h) There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Seller, the Company and its Subsidiaries, other than Permitted Encumbrances or with respect to current Taxes not yet due and payable.

(i) There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Seller, the Company or any of its Subsidiaries or any of their respective assets or properties.

(j) No written claim or to the knowledge of the Seller, the Company, or its Subsidiaries other claim, has been made by any taxing authority in any jurisdiction where the Seller, the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(k) The Company and its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate Taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(l) The Company and its Subsidiaries have collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(m) None of the Seller, the Company nor any of its Subsidiaries has made any election pursuant to applicable law to cause the provisions of the Partnership Audit Rules to apply to any tax year prior to a tax year beginning after December 31, 2017.

(n) None of the Seller, the Company nor any of its Subsidiaries has incurred, since the date of the Interim Financial Statements, any liability for Taxes other than in the ordinary course of business.

(o) None of the Seller, the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) or any similar provision of state, local or foreign Tax Law.

(p) No power of attorney granted by the Seller, the Company or any of its Subsidiaries with respect to any Taxes that would permit any Person to bind the Company or such Subsidiary following the Closing is currently in force. None of the Seller, the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, indemnification, allocation or similar Contract. None of the Seller, the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, offer in compromise or any other agreement with any taxing authority.

(q) None of the Seller, the Company nor any of its Subsidiaries is or has ever been engaged in a business, or has or has ever had a permanent establishment, in any foreign jurisdiction.

(r) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes; (ii) has any liability for Taxes of any Person other than such Company or Subsidiary (as the case may be) under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law or as transferee or successor.

(s) To the knowledge of the Seller and the Company, no circumstances exist or have occurred that would cause the purchase and sale of the Membership Interests to be characterized in a manner that is inconsistent with the tax treatment described in Section 2.5 of this Agreement.

Section 3.18 Environmental Matters.

(a) Each of the Company and its Subsidiaries is and has been for the past five (5) years in compliance with all applicable Environmental Laws. None of the Company or any of its Subsidiaries has received during the past five (5) years any written notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) Neither the Company nor any of its Subsidiaries has exposed any person to or generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or Released any Hazardous Substances in a manner that would reasonably be expected to give rise to liability under any Environmental Law. No Hazardous Substances are or have been present in, on, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company that could reasonably be expected to give rise to a material liability under any Environmental Law.

(c) There is no pending or, to the knowledge of the Seller and the Company, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Seller and the Company, threatened Action with respect to the Company or any of its Subsidiaries under any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries has entered into any agreement pursuant to which they are required to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for, or otherwise either retained or assumed any liability under Environmental Law.

(e) Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been for the past five (5) years in compliance therewith. To the knowledge of the Seller and the Company, there are no conditions, events or circumstances that might materially prevent or impede the transferability of such Environmental Permits.

(f) The Company and its Subsidiaries have provided to the Buyer all Environmental Permits and other material reports prepared in the past five (5) years pertaining to compliance with Environmental Law in their possession or control and all “Phase I,” “Phase II” or other similar environmental reports prepared in the past five (5) years in their possession or control, addressing every location currently or previously owned, operated or leased by the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries may have liability under any Environmental Law.

(g) Neither the Company nor any of its Subsidiaries has received any written notice regarding potential liabilities with respect to off-site Hazardous Substance treatment, storage, or disposal facilities or locations used by the Company or any of its Subsidiaries.

(h) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws issued, promulgated or enforced by any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Environmental Permits” means all Permits required under any Environmental Law.

(iii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; and (E) any substance, pollutant, material contaminant or waste regulated by any Governmental Authority pursuant to any Environmental Law (including manure to the extent applicable).

(iv) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

Section 3.19 Material Contracts.

(a) Except as set forth in Schedule 3.19(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.19(a) of the Disclosure Schedules being “Material Contracts”):

(i) any broker, distributor, dealer, franchise, licensing, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract that involves aggregate payments of more than $250,000 per year;

(ii) any Contract relating to or evidencing Indebtedness, the guarantee of Indebtedness or the granting of Encumbrances on any property or assets of the Company or any of its Subsidiaries with an outstanding principal amount in excess of $250,000;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements, in an amount in excess of $250,000;

(iv) any Contract with any Governmental Authority;

(v) any Contract with any Related Party of the Company or any of its Subsidiaries, Hard Rock, any general manager of the VLT Facility under the Hard Rock Agreements, or any director or officer of the Company or any of its Subsidiaries (that are not otherwise Related Parties);

(vi) any employment or consulting Contract, other than Contracts for employment covered in clause (v);

(vii) any Contract that limits, or purports to limit, in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that contains a “most favored nation” or similar obligation of the Company or any of its Subsidiaries;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $250,000;

(ix) any Contract for the sale or purchase of any real property;

(x) any Contract for the sale or purchase of any tangible personal property in an amount in excess of $250,000;

(xi) any Contract containing confidentiality or standstill clauses that involves aggregate payments of more than $250,000 per year;

(xii) any Contract relating in whole or in part to any Intellectual Property requiring or otherwise involving the potential payment by or to the Company or any of its Subsidiaries of more than $250,000 in any fiscal year or $500,000 in the aggregate;

(xiii) any joint venture or partnership, merger, asset or stock purchase, divestiture or similar Contract relating to the Company or any of its Subsidiaries, except marketing arrangements entered into in the ordinary course of business;

(xiv) any collective bargaining Contract with any labor union;

(xv) any hedging, futures, options or other derivative Contract;

(xvi) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(xvii) any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years that has unsatisfied obligations;

(xviii) any Contract with the Company’s suppliers which is reasonably likely to require payments in excess of $250,000 annually;

(xix) any Contract relating to the disposition or acquisition of material assets or properties by the Company or any of its Subsidiaries (other than in the ordinary course of business), including any business enterprise or line of business, whether via merger, stock or asset purchase or otherwise, or any other merger or business combination with respect to the Company or any of its Subsidiaries (other than this Agreement or the Ancillary Agreements);

(xx) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses;

(xxi) any Contract with the Ohio Harness Horseman’s Association, Inc.; and

(xxii) any other Contract, whether or not made in the ordinary course of business, that (A) involves payments in excess of $250,000 on an annual basis or in excess of $1,000,000 over the remainder of the current Contract term, or (B) is material to the Business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(b) Each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary party thereto and is in full force and effect and, subject to receipt of the consents set forth on Schedule 3.3 of the Disclosure Schedules, will continue to be in full force and effect on identical terms immediately following the Closing Date. Each Material Contract is enforceable by the Company or its Subsidiary, as applicable, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws which affect creditors’ rights generally or legal and equitable limitations on the availability of specific remedies. None of the Company or any of its Subsidiaries or, to the knowledge of the Seller and the Company, any other party is in material breach or violation of, or (with or without notice or lapse of time or both) material default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default. Neither the Seller nor the Company has received any written notice that any party to a Material Contract will terminate, cancel or not renew any Material Contract, nor to the knowledge of the Seller and the Company, has any party to a Material Contract threatened to terminate, cancel or not renew any Material Contract. The Seller has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.20 Affiliate Interests and Transactions.

(a) No Related Party of the Seller or the Company or any of its Subsidiaries: (i) owns or has owned during the past three (3) years, directly or indirectly, any equity or other financial or voting interest in any direct competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or the Business; (ii) owns or has owned during the past three (3) years, directly or indirectly, or has or has had during the past three (3) years any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used during the past three (3)years in the Business; (iii) has or has had during the past three (3) years any business dealings or any financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been during the past three (3) years employed by the Company or any of its Subsidiaries.

(b) Except for this Agreement, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Seller or the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Seller or the Company or any of its Subsidiaries. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Seller or the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.21 Insurance. Schedule 3.21 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers, policy holders and liability limits for each such policy. Such policies are in full force and effect, and, to the knowledge of the Company, no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Seller has not received notice of, nor to the knowledge of the Seller and the Company is there threatened, any cancellation, termination, reduction of coverage, notice of non-renewal or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $250,000. All material insurable risks in respect of the Business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the Business in which the Company and its Subsidiaries are engaged. To the knowledge of the Seller and the Company, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or material reduction in the coverage of such policies.

Section 3.22 Privacy and Security.

(a) The Company and each of its Subsidiaries complies and has complied during the past five (5) years in all material respects with all applicable U.S. and state Laws relating to privacy and/or data security including, but not limited to, the Computer Fraud and Abuse Act (and all state Laws similar thereto), the Children’s Online Privacy Protection Act, the Health Insurance Portability and Accountability Act, the Genetic Information Nondiscrimination Act, other, federal, state, and local Laws regarding the collection, handling, and use of protected health or genetic information, and their own published, posted and internal agreements and policies (which are in conformance with industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to: (i) personally identifiable information (e.g., name, address, telephone number and electronic mail address) including, but not limited to, sensitive personally identifiable information (e.g., social security number, bank account number or credit card number), protected health and genetic information, and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s or its Subsidiaries’ respective Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its Subsidiaries or any of their respective business partners; (ii) non-personally identifiable information, whether any of same is accessed or used by the Company or any of its Subsidiaries or any of their respective business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; and (vi) the sending of solicited or unsolicited electronic communications including, but not limited to, email messages, text messages and push notifications. Neither the Company nor any of its Subsidiaries has any contacts or nexus to the European Union. Neither the Company nor any of its Subsidiaries markets, nor to the knowledge of the Seller and the Company contemplates marketing, directly or indirectly, its products and services to residents of the European Union or other foreign countries.

(b) To the knowledge of the Seller and the Company, (i) the advertisers and other Persons with which the Company or any of its Subsidiaries have contractual relationships have not breached any privacy agreements or any Privacy Laws pertaining to Personal Information (including Privacy Laws regarding spyware and adware); (ii) neither the Company nor any of its Subsidiaries serves advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation; and (iii) neither the Company nor any of its Subsidiaries has received (and does not have knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of the Company’s or any of its Subsidiaries’ respective tracking technologies.

(c) The Company and its Subsidiaries take commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective Software, Systems, Websites, mobile applications, and other electronic communications channels and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and, to the knowledge of the Seller and the Company, there have been no breaches of same. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries (i) uses appropriate encryption technology; (ii) has implemented a security plan that (A) identifies internal and external risks to the security of the Company’s or its Subsidiaries’ confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks; and (iii) takes commercially reasonable steps to mitigate and further protect against breaches of the Company’s or its Subsidiaries’ confidential information and Personal Information.

(d) Each of the Company and its Subsidiaries, and each of their respective businesses, products and services, is in compliance with and has at all times since January 24, 2018 complied with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all (if any) such cardholder data that it has (or still may) processed, stored or transmitted. Since January 24, 2018, the Company or any of its Subsidiaries has engaged in the appropriate PCI DSS audit activities. Neither the Company nor any of its Subsidiaries has received notice that it is in non-compliance with any PCI DSS standards. To the knowledge of the Company and its Subsidiaries, the Company has never experienced a security breach involving any such cardholder data. No claims have been asserted, nor to the knowledge of the Seller and the Company are there threatened, against the Company or any of its Subsidiaries by any Person alleging a violation of any of the foregoing and there have been no known incidents of breach of any of the foregoing by the Company or any of its Subsidiaries.

Section 3.23 Inventories. The inventories of the Company and each of its Subsidiaries, whether reflected on the Balance Sheet or subsequently acquired, are generally of a quality and quantity usable in the ordinary course of business. The inventories of the Company and its Subsidiaries are reflected on the Balance Sheet and in the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes to the Balance Sheet). The inventory is adequate for the conduct of the Business and inventory levels are not in excess of normal operating requirements of the Business.

Section 3.24 Suppliers. Schedule 3.24 of the Disclosure Schedules sets forth a true and complete list of (a) all suppliers of the Company and its Subsidiaries (including the Seller and its Affiliates) from which the Company or a Subsidiary ordered products or services with an aggregate purchase price for each such supplier of $250,000 or more during for the twelve (12) months ended February 28, 2018; and (b) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. The Seller has not received any written notice nor does the Seller or the Company have any knowledge that any such supplier (including the Seller and its Affiliates) will materially reduce or not sell supplies or services to the Company and its Subsidiaries immediately following the Closing on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases.

Section 3.25 Certain Payments. Neither the Company nor any of its Subsidiaries (nor any of their respective directors, executives, Representatives, agents or employees on behalf of the Company or any of its Subsidiaries) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other anticorruption Law applicable to the Company or any of its Subsidiaries; (d) has made, offered, authorized or promised in violation of applicable Law any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured; or (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d). The Company and its Subsidiaries each have an existing program that includes internal controls, policies, and procedures designed to ensure compliance with any applicable anticorruption Laws.

Section 3.26 Compliance with Disability Laws.

(a) The Company and its Subsidiaries and their businesses, including their service offerings, Websites and technologies and the Owned Real Property and Leased Real Property, are and have been during the past three (3) years in compliance in all material respects with, and are not in violation in any material respect of, the Americans with Disabilities Act of 1990, as amended, and similar Laws regarding access by individuals with disabilities (collectively, “Disability Laws”). The Seller and the Company do not have any knowledge of any impediment to the continued operation of the Business of the Company or its Subsidiaries in compliance with any Disability Laws.

(b) Neither the Seller nor the Company or any of its Subsidiaries has received within the past three (3) years any written notice or other written communication from any Governmental Authority or any other Person regarding (i) any failure to comply in any material respect with Disability Laws; (ii) any obligation to undertake or bear any material cost relating to remedial measures required to comply with Disability Laws; and (iii) to the knowledge of the Seller and the Company, no facts or circumstances exist that can be reasonably expected to form the basis of (i) or (ii).

(c) The Seller has made available to the Buyer copies of any Disability Law assessment or audit reports or similar studies or analysis relating to the Business of the Company and its Subsidiaries or any Owned Real Property or Leased Real Property that have been prepared on behalf of the Seller or the Company or any of its Subsidiaries in the past three (3) years.

Section 3.27 Occupational Safety and Health Matters. Except as specifically set forth in Schedule 3.27 of the Disclosure Schedules:

(a) The Company and its Subsidiaries are and have been during the past three (3) years in compliance in all material respects with, and are not in violation in any material respect of, or liable in any material respect under, any applicable Occupational Safety and Health Laws. The Seller and the Company do not have any knowledge of any impediment to the continued operation of the Business of the Company or its Subsidiaries in compliance with any Occupational Safety and Health Laws.

(b) Neither the Seller nor the Company or any of its Subsidiaries has received any written notice or other written communication from any Governmental Authority or any other Person regarding (i) any failure to comply in any material respect with any applicable Occupational Safety and Health Law; (ii) any obligation to undertake or bear any material cost relating to remedial measures required to comply with Occupational Safety and Health Laws, including, without limitation, any remedial measures with respect to any Owned Real Property or Leased Real Property at, to or from which Hazardous Substances have been generated, manufactured, refined, transferred, used or processed, transported, treated, stored, handled, transferred, disposed of, recycled or received by the Seller or the Company or any of its Subsidiaries; and (iii) to the knowledge of the Seller and the Company, no facts or circumstances exist that can be reasonably expected to form the basis of (i) or (ii);

(c) Neither the Seller nor the Company or any of its Subsidiaries is subject to any consent decree or order under from any Governmental Authority or any other Person regarding any applicable Occupational Safety and Health Laws;

(d) To the knowledge of the Seller and the Company, no closure of any Owned Real Property or Leased Real Property is required pursuant to any Occupational Safety and Health Law; and

(e) The Seller has made available to the Buyer copies of any occupational and safety assessment or audit reports or similar studies or analysis relating to the Business of the Company and its Subsidiaries or any Owned Real Property or Leased Real Property that have been prepared on behalf of the Seller or the Company or any of its Subsidiaries in the past three (3) years.

Section 3.28 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Company or any of its Subsidiaries.

Section 3.29 Disclosure. To the knowledge of the Seller and the Company, no representation or warranty of the Seller contained in this Agreement when read together with the Disclosure Schedules or any Ancillary Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

Section 3.30 Bank Accounts; Powers of Attorney; Minutes. Schedule 3.30 of the Disclosure Schedules sets forth (a) the names of all banks, trust companies, savings and loan associations and other financial institutions (together with addresses thereof) at which the Company maintains a savings, checking, or other account of any nature, certificate of deposit, lock box or safe deposit box, and separately each other lock box or other account to which any payments due to the Company are routed or required or requested to be made; (b) the names of all persons that are authorized as signatories to act or to deal in connection therewith; and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries, copies of which have been furnished to the Buyer. The minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Buyer prior to the date hereof are true, correct and complete.

Section 3.31 Customer Database. The Company and its Subsidiaries are a joint owner of the Customer Database, which information includes, but is not limited to, Personal Information regarding individual players, customers or patrons who have had their table or slot play tracked at the VLT Facility. The Customer Database includes, at a minimum, the following information for each listed player, customer or patron of the Company and/or its Subsidiaries: full name, full street address, email address, date of birth, and telephone number, except that addresses and telephone numbers are not included for all players, customers or patrons. The Company and its Subsidiaries also maintain a list of persons who, pursuant to applicable Law, cannot be sent marketing communications. Neither the Company nor its Subsidiaries nor any of its Affiliates or their respective Representatives has accessed or otherwise used the Customer Database for any purpose, except for (i) employees of the VLT Facility and Hard Rock accessing and using the Customer Database solely in the ordinary course of business and (ii) Hard Rock as provided in the Hard Rock Agreements. Neither the Company nor its Subsidiaries nor any of its Affiliates or their respective Representatives has licensed or made available any information in the Customer Database to any other Person, except for employees of the VLT Facility and Hard Rock accessing and using the Customer Database solely in the ordinary course of business. The Customer Database is not integrated in any way with the information technology systems of any other Person other than the Company and its Subsidiaries. The Customer Database is accessible and usable by the Company for the purposes for which it is used in the ordinary course of business. The accessibility and usability of the Customer Database shall not be adversely affected by the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. The Customer Database does not contain any information that was derived without authorization from confidential information or trade secrets owned by any third party. The Customer Database does not include Personal Information that the Company or any of its Subsidiaries purchased from a third party. To the knowledge of the Seller and the Company, no third party has asserted or threatened to assert any claim for misappropriation of trade secrets or breach of any implied or express contractual duty relating to the use of information in the Customer Database.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. The Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance (assuming receipt of the Gaming Approvals) by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or equivalent organizational document of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) obtaining the Gaming Approvals; (ii) any filings required to be made under the HSR Act; and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4 Financing. The Buyer has, or shall have at the Closing, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including payment of the purchase price and any Net Adjustment Amount. The Buyer hereby acknowledges and agrees that the receipt by the Buyer of any financing from any Person is not a condition to the Buyer’s obligation to purchase the Membership Interests at Closing under this Agreement.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6 Investment Intent. The Buyer is acquiring the Membership Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Membership Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended.

Section 4.7 Licensability of Principals.

(a) During the past five (5) years, none of the Buyer, its Affiliates or any of their respective current executive officers and directors (collectively the “Buyer Related Parties”) has been denied or had revoked a Gaming License or related finding of suitability by a Governmental Authority. To the knowledge of the Buyer, the Buyer and each of the other Buyer Related Parties are in good standing, and in material compliance with all Gaming Laws, in each of the jurisdictions in which the Buyer or any Buyer Related Party owns or operates gaming facilities.

(b) To knowledge of the Buyer, there are no facts, which if known to the Gaming Authorities, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming License currently held or other Gaming Approval, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of this Agreement.

Section 4.8 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Seller in Article III of this Agreement and any Ancillary Agreement, the Buyer hereby acknowledges and agrees that the Seller does not make any representation or warranty (express or implied, and including those referred to in the Uniform Commercial Code or in any statute or rule of law that can be limited or waived and would otherwise be applicable to real property) with respect to the Seller, the Company, its Subsidiaries or any of their respective Businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects and the Buyer is not relying on any other representations or warranties of the Seller other than those set forth in Article III of this Agreement or any Ancillary Agreement in making its decision to enter into this Agreement and the Ancillary Agreements. In particular, without limiting the foregoing disclaimer, the Buyer acknowledges and agrees the Seller does not make, and has not authorized any other Person to make, and hereby disclaims: (a) any representation or warranty to the Buyer or any of its Affiliates or Representatives with respect to any financial projection, forecast, estimate or budget relating to the Company or its Subsidiaries, or any of their respective Businesses or operations; and (b) any implied warranty of merchantability, suitability, fitness for a particular purpose or, except as set forth in this Article III, the condition of any tangible assets of the Company or its Subsidiaries.

Section 4.9 R&W Insurance Policy. The Buyer has delivered to the Seller a true and complete copy of the bound R&W Insurance Policy as of the date hereof.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing, unless otherwise contemplated by this Agreement or the Buyer shall otherwise agree in writing, the Seller shall cause the Business of the Company and its Subsidiaries to be conducted only in the ordinary course of business consistent with past practice, and shall cause the Company and its Subsidiaries to use commercially reasonable efforts to (i) preserve substantially intact their business organization and assets; (ii) keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries; (iii) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; (iv) maintain all material third party licenses (collectively, the “Business Licenses”), except for licenses included in the Hard Rock Agreements if such agreements are terminated by Hard Rock or at the Buyer’s request, and all Permits and (v) keep and maintain their assets and properties in normal operating condition sufficient for use in the ordinary course of business consistent with their condition on the date hereof. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, except as set forth on Schedule 5.1 or as otherwise contemplated by this Agreement, the Seller, in respect of the Company or any of its Subsidiaries, shall not, and shall cause each of the Company and its Subsidiaries not to, do or commit to do, directly or indirectly, any of the following without the prior written consent of the Buyer:

(a) amend or otherwise change its certificate of formation, operating agreement or equivalent organizational documents;

(b) issue, sell, pledge, transfer, assign, dispose of or otherwise subject to any Encumbrance (i) any membership interest or other equity interest of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such membership interests or any other equity or ownership interest or equity-equivalent interest in the Company or any of its Subsidiaries; or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice or sales, transfers or disposal of inventory or equipment that is being retired or replaced in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its membership interests or other equity or ownership interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its membership interests or other equity or ownership interest, or make any other change with respect to its equity structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets (including any real property but excluding any equipment or inventory acquired in the ordinary course of business), or enter into any joint venture, strategic alliance, exclusive dealing or noncompetition contract or arrangement;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s equity structure;

(g) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice or that will be repaid at or before Closing; provided that in no event shall the Company or any of its Subsidiaries incur, assume or guarantee any long-term indebtedness for borrowed money other than from credit facilities existing on the date hereof;

(h) accelerate, amend in any material respect, waive, modify in any material respect or consent to the termination of any Material Contract, or accelerate, amend in any material respect, waive, modify in any material respect or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Contract that if in effect on the date hereof would be a Material Contract;

(i) except as set forth on the budget included on Schedule 5.1(i), authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $500,000 for the Company and its Subsidiaries taken as a whole;

(j) enter into any lease, sublease or license of real property or material personal property or any renewals thereof involving a term of more than one (1) year;

(k) (i) increase the compensation payable or to become payable to or the benefits provided to its directors, officers or employees or other consultants, except for (A) wage increases required by the terms of any Plan or collective bargaining agreement as in existence on the date hereof and (B) normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees or other consultants of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $100,000 in total annual cash compensation from the Company or any of its Subsidiaries; (ii) grant or modify any severance, retention, change in control or termination payment to, or loan or advance or accelerate any amount to, any director, officer or employee or other consultant of the Company or any of its Subsidiaries; (iii) accelerate the vesting or payment of any compensation or benefit for any director, officer, employee or other consultant of the Company or any of its Subsidiaries; or (iv) establish, adopt, enter into or amend any Plan except as required by any Law or Plan as in effect on the date hereof;

(l) make or enter into any collective bargaining agreement or union agreement or any Contract for the employment of any employee or engagement of any other service provider (other than an at will employee or other service provider in the ordinary course of business who earns annual compensation, in the aggregate, of no more than $100,000 and is not an officer of the Company) or terminate any employee or other service provider other than a termination for cause (other than an employee or other service provider who is not an officer of the Company and who receives annual compensation, in the aggregate, of no more than $100,000);

(m) enter into or amend any Contract with any Related Party of the Company or any of its Subsidiaries;

(n) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o) except as provided in Section 6.6 of this Agreement, make, revoke or modify any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing or other agreement with any taxing authority, settle or compromise any Tax claim or assessment, surrender any right to obtain a Tax refund, file any Tax Return other than on a basis consistent with past practice and as expressly permitted by this Agreement or consent to any extension or waiver of the statute of limitations with respect to the Company or any of its Subsidiaries, provided that the parties agree it would be unreasonable for Buyer to withhold consent if in each case such election, change, adoption, amendment, settlement, consent or other action could not have the effect of increasing the Tax liability of the Company and its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company and its Subsidiaries existing on the Closing Date;

(p) cause the lapse of any existing policy of insurance relating to the Business or assets of the Company and its Subsidiaries;

(q) fail to maintain, or permit the lapse of, or abandon, including by failure to pay the required fees in any jurisdiction, any right relating to Company Intellectual Property or any other material intangible asset owned by the Company or any of its Subsidiaries that is used in the Business;

(r) disclose any Trade Secret to any third party that is not bound by a legally binding confidentiality obligation of customary duration with respect thereto;

(s) license or purchase any Intellectual Property other than in the ordinary course of business, or transfer, modify, assign or grant any license or sublicense to, or covenant not to sue under, any rights with respect to any Company Intellectual Property or any Intellectual Property licensed by the Company or any of its Subsidiaries other than non-exclusive trademark licenses made for marketing or promotional purposes in the ordinary course of business;

(t) amend, terminate or cause to be terminated any Inbound License Agreement, Permit or Business License;

(u) amend, terminate or cause to be terminated any Contract with the Ohio Harness Horseman’s Association, Inc.;

(v) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses or reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(w) commence or settle any Action involving an amount in dispute in excess of $250,000;

(x) change credit or allowances practices or alter general payment terms with customers or suppliers other than in the ordinary course of business;

(y) enter into any Contract to sell, lease or license the Owned Real Property or assign or sublease the Leased Real Property or any portion thereof;

(z) take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Seller in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or

(aa) enter into any Contract, or otherwise make a commitment to do any of the foregoing.

Notwithstanding the foregoing, the Seller shall not be in breach of the first sentence of this Section 5.1 or clause (k), (l) or (x) above as a result of actions taken by Hard Rock in connection with its performance under the Hard Rock Agreements; provided that the Seller shall not provide consent to any such actions to the extent the Seller’s consent thereto is required under the Hard Rock Agreements without the prior written consent of the Buyer; provided further that, the Seller shall, or shall cause the Company to, exercise its rights and remedies against Hard Rock in connection with any actions contemplated by the first sentence of this Section 5.1 or clause (k), (l) or (x) above taken by Hard Rock; provided, further, the Seller shall not, and shall cause the Company not to, provide any written notice of default to Hard Rock or exercise any audit rights under the Hard Rock Agreements without the prior written consent of the Buyer.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof through the Closing Date, the Seller shall, and shall cause the Company and its Subsidiaries to, afford the Buyer and its Representatives upon reasonable notice complete access (including for inspection and copying) during normal business hours, and in a manner so as to not unreasonably interfere with the conduct of the Business, to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request. In furtherance of the foregoing, the Buyer and its Representatives may not conduct any invasive environmental testing or assessments; provided, however, the Buyer and its Representatives shall be permitted upon reasonable notice to conduct standard “Phase I Environmental Site Assessments” and other non-invasive property inspections during normal business hours without the prior consent of the Seller.

(b) On the Closing Date, the Seller shall, unless such items are already located at the Owned Real Property or Leased Real Property, deliver or cause to be delivered all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating to the Business and operations of the Company and its Subsidiaries, that are in the possession of or under the control of the Seller. Following the Closing Date, the Seller shall not retain in its possession or under its control, in any form, any agreements, documents, books and records, files or other information, or any computer disks, records, tapes or any other storage medium that contains any agreements, documents, books and records, files and other information, relating to the Business and operations of the Company and its Subsidiaries (including any personal or other information stored on any media by any employees of the Company or any of its Subsidiaries), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of the Seller (including any “cloud” storage platform). If, notwithstanding the foregoing, the Seller discovers following the Closing Date that it is in possession of or has under its control any such items, the Seller shall (i) deliver to the Buyer any such items and (ii) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable.

(c) Notwithstanding the provisions of Section 5.2(b), (i) the Seller shall not be required to deliver information to the Buyer to the extent disclosure of such information would (A) jeopardize any attorney-client privilege, protection under the work product doctrine or other legal privilege or (B) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof; and (ii) the Seller may retain copies of any books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the Seller’s and Mr. Milstein’s indemnification obligations hereunder with respect to Tax matters, and to abide by all record retention agreements entered into with any taxing authority or Laws relating thereto.

(d) The Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller shall provide the Buyer with prompt notice of any written notice the Seller receives that any current officer of the Company or any of its Subsidiaries intends to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

Section 5.3 Exclusivity. The Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller shall not, and shall take all action necessary to ensure that none of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives shall, directly or indirectly:

(a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the membership interests or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries, other than inventory to be sold in the ordinary course of business consistent with past practice or equipment that is being retired or replaced; (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries; or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries; or

(b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the things set forth in Section 5.3(a). The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Seller shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller shall not, and shall cause the Company and each of its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or the Company or any of its Subsidiaries is a party, without the prior written consent of the Buyer.

Section 5.4 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years following the Closing, the Seller and Mr. Milstein shall not, directly or indirectly through any Affiliate, Person or contractual arrangement:

(i) engage in the business of owning, operating or otherwise managing a land-based VLT facility, casino or horse racing racetrack anywhere within a one hundred and fifty (150) mile radius of the Business, or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from or participate in, any business or Person that is engaged in whole or in part in the business of owning, operating or otherwise managing a land-based VLT facility, casino or horse racing racetrack;

(ii) solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (B) the Seller or any of its Affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Company, the Buyer or any of their respective Affiliates for at least ninety (90) days. For purposes of this Section 5.4, “Company Group Employees” means, collectively, officers, directors and employees of the Company and its Subsidiaries; or

(iii) disparage the Buyer or any of its Affiliates in any way that could materially adversely affect the goodwill, reputation or business relationships of the Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b) Each of the Seller and Mr. Milstein acknowledges that the covenants of the Seller and Mr. Milstein set forth in this Section 5.4 are an essential element of this Agreement and that any breach by the Seller or Mr. Milstein of any provision of this Section 5.4 may result in irreparable injury to the Buyer. Each of the Seller and Mr. Milstein acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to seek equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Each of the Seller and Mr. Milstein has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.4 are reasonable and proper to protect the legitimate interest of the Buyer.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s or Mr. Milstein’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.4 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.5 Release of Indemnity Obligations. The Seller and Mr. Milstein, on or prior to the Closing, shall execute and deliver to the Company, for the benefit of the Company and each of its Subsidiaries, a general release and discharge, in the form attached hereto as Exhibit D, releasing and discharging the Company and each of its Subsidiaries from any and all obligations to pay or indemnify the Seller or Mr. Milstein, guarantee or secure its obligations or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

Section 5.6 Intercompany Arrangements. Except for the Warehouse Lease Agreement dated August 12, 2014 between the Company and Trebmal Miles LLC, all intercompany and intracompany accounts or contracts between the Company and its Subsidiaries, on the one hand, and the Seller, Mr. Milstein and their Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 5.7 Resignations. The Seller will deliver at the Closing the resignation or removal of all of the managers of the Company and its Subsidiaries, effective as of the Closing, except for such managers that the Buyer specifies in writing to the Seller prior to the Closing Date.

Section 5.8 Employee Matters.

(a) The parties hereto intend that there shall be continuity of employment with respect to the employees of the Company and its Subsidiaries (collectively, the “Business Employees”) following the Closing.

(b) The Buyer has no present plan to implement any “mass layoff” or “plant closing” as those terms are defined in the WARN Act. Notwithstanding the foregoing, on and after the Closing Date, the Buyer shall have responsibility for providing all notices, pay, and benefits that may be required under the WARN Act or Ohio Revenue Code § 4141.28(C) with regard to (i) any Business Employees whose employment ends on or after the Closing Date, and (ii) any individual for whom notice, pay, or benefits obligations arise under the foregoing laws as the result of actions of the Buyer taken on or after the Closing Date.

(c) With respect to any Buyer Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by the Buyer providing similar benefits to an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), the Buyer shall use commercially reasonable efforts to (i) cause to be waived any pre-existing condition limitations or actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements for each Business Employee under any Buyer Plans to the extent waived or satisfied by a Business Employee under a comparable Plan as of the Closing Date and (ii) cause any deductible, co-insurance or covered out-of-pocket expenses paid in the calendar year in which the Closing Date occurs and on or before the Closing Date by any Business Employee (or covered dependent thereof) under a comparable Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Buyer Plan in the year of initial participation.

(d) Effective as of the Closing Date, Robert R. Burkhart and Mr. Milstein shall resign as trustees and the Buyer shall appoint a successor trustee to assume the responsibilities of trustee of the Northfield Park Associates 401(k) Plan’s trust as of such date.

(e) Prior to the Closing Date, the Seller shall cause the Company to take actions necessary to cause Prestige Management Company, Inc. (“Prestige”) to cease to be a participating employer in the Northfield Park Associates 401(k) Retirement Plan and the HRRNP Health and Welfare Plan and the constituent benefit programs thereunder, and to cause the employees of Prestige (collectively, the “Prestige Employees”) and their eligible spouses and other eligible dependents to cease, on or prior to the Closing Date, their active participation in and any benefit accrual under each of such Plans and Prestige shall further be responsible for any liability arising in connection with any former employees of Prestige (and their eligible spouses and other eligible dependents) who, after the effective date of Prestige’s cessation as a participating employer in the HRRNP Health and Welfare Plan, are eligible to elect continued coverage under the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Effective as of the Closing Date, each Prestige Employee as of the Closing Date shall be entitled to receive a distribution of his or her account balance under the Northfield Park Associates 401(k) Retirement Plan, if any, on account of his or her severance from employment as a result of the transactions contemplated by this Agreement (within the meaning of Treasury Regulation Section 1.401(k)-1(d)(1) and (2)) and shall be eligible to roll over such account balance (including outstanding participant loan notes applicable to Prestige Employees) prior to the date that such loans would default under the Northfield Park Associates 401(k) Retirement Plan to any 401(k) profit sharing plan Prestige shall timely establish on or after the Closing Date. The Seller and the Buyer shall cooperate to the extent necessary to effect any such rollovers.

(f) Notwithstanding anything in this Section to the contrary, nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification to any employee benefit plan that is maintained by the Company, the Buyer or any of their respective Affiliates, or shall limit the right of the Buyer, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any such employee benefit plan following the Closing Date. Nothing in this Section, whether express or implied, shall create or confer any third-party beneficiary or other rights on any Person or to continued employment with the Buyer, the Company or any of their respective Affiliates or to any particular term or condition of employment.

Section 5.9 Confidentiality.

(a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated February 3, 2018 among MGP, the Seller and MGM Resorts International Operations, Inc. (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.9(a) shall terminate, except any confidentiality obligations with respect to information concerning Mr. Milstein; provided, however, a party may disclose information concerning Mr. Milstein if it receives a request under the terms of a subpoena, interrogatories, investigative demand or order issued by a Governmental Authority or in order to comply with applicable Law. Notwithstanding the foregoing, the Buyer and its Affiliates may, without notifying any other party hereto, use and disclose Confidential Information as reasonably required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and obtaining financing from its lenders or engaging a Third Party Operator (each of which shall be deemed a Representative pursuant to the Confidentiality Agreement) or in connection with any filings with any Governmental Authority; provided that (i) any Representatives to whom the Buyer or its Affiliates discloses Confidential Information shall be bound by confidentiality restrictions at least as restrictive as those in the Confidentiality Agreement and the Buyer shall be liable for any disclosure of Confidential Information of such Representatives and (ii) no Confidential Information concerning Mr. Milstein may be disclosed to any third party other than a Governmental Authority in order to comply with applicable Law. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) For a period of three (3) years following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may (A) furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, interrogatories, investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts, at the Buyer’s expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under or violating applicable Law, (B) use such Confidential Information in connection with Tax Returns relating to any Pre-Closing Tax Period (including defending or objecting to any reassessments of Taxes) or other filings with Governmental Authorities, (C) use such Confidential Information in connection with asserting or protecting any rights hereunder, under any Ancillary Agreement or under applicable Law and (D) use such Confidential Information in connection with defending, responding to or otherwise handling any Action concerning the Seller or its Affiliates; provided that any Representatives to whom the Seller or its Affiliates discloses Confidential Information shall be bound by confidentiality restrictions at least as restrictive as those in the Confidentiality Agreement and the Seller shall be liable for any disclosure of Confidential Information of such Representatives. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or any of its Subsidiaries or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section).

(c) Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with a business combination involving the Company or its Affiliates. From and after the Closing, the Seller will, at the Buyer’s expense, take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned. The Seller shall use its commercially reasonable efforts to cause any such Person to return to the Seller any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such business combination.

Section 5.10 Consents and Filings; Further Assurances.

(a) Consents and Filings Generally.

(i) The Seller and the Buyer shall, and shall cause their respective members, stockholders, directors, managers and officers to, use all their commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as possible, including to (A) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications, notifications, filings, licenses and orders as are required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to enable the parties to perform their respective obligations under this Agreement and the Ancillary Agreements, including each of the Governmental Licenses and Rights and compliance with municipal point-of-sale requirements (collectively, the “Required Approvals”); (B) comply with the terms and conditions of all of the Required Approvals; (C) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction, objection or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; and (D) act diligently and promptly thereafter in responding to additional requests and comments from any Governmental Authority and other Persons in connection with any of the foregoing clauses (A) through (C); provided, however, that neither the Company nor any of its Subsidiaries shall incur any liability, commit to the payment of any fee, penalty or other consideration in excess of a nominal sum or make any other material concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the Buyer.

(ii) Subject to applicable Law relating to the exchange of information and clause (e)(ii) below, the Seller and the Buyer shall each consult with the other in connection with, all of the information relating to the Buyer, the Seller or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, that no party shall be obligated to share (A) any filings or other written materials that include individual personal background and financial information regarding any employee, officer, director, manager, shareholders, or equityholders of any party or non-public background and financial information regarding the Seller, Mr. Milstein, Buyer or any of their Affiliates (other than the Company and its Subsidiaries) or (B) any communications with Gaming Authorities pertaining to any such information or matters related thereto. Subject to applicable Law and the instructions of any Governmental Authority, the Seller and the Buyer shall (1) keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and the Ancillary Agreements, and (2) if either the Buyer or the Seller or any of their respective Representatives receives communications or requests from any Governmental Authority it shall promptly notify the other party of the receipt of such communications and requests and shall, upon request of the other party, supply such other party with copies of all correspondence between the party having received any such communications and requests (or any of its Representatives) and the Governmental Authority. Each of the Seller and the Buyer shall promptly notify the other upon receiving any communication from any Governmental Authority (x) whose consent or approval is required for consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements that causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Authority will not be obtained or that the receipt of any such consent or approval will be materially delayed and (y) that such Governmental Authority has brought or initiated or plans to bring or initiate any Action (including but not limited to any investigation or inquiry) that could reasonably be expected to have a material adverse effect on any party’s ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements. The parties shall cooperate with each other and with the applicable Governmental Authority with respect to any such initiated or planned Action described in the preceding sentence.

(b) HSR Filings.

(i) The Seller and the Buyer shall within fourteen (14) days after the date of this Agreement, make all required initial filings with respect to this Agreement and the Ancillary Agreements required under the HSR Act. The Seller and the Buyer shall (and, to the extent required, shall cause its Affiliates to) comply promptly (but in no event later than fourteen (14) days after the date hereof) with the notification and reporting requirements of the HSR Act. The Seller and the Buyer shall use commercially reasonable efforts to comply with any information or document requests relating thereto. The Seller and the Buyer shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to obtain termination or expiration of the waiting period under the HSR Act. The fees associated with any filings required under the HSR Act shall be evenly split between the Seller and the Buyer.

(ii) To the extent allowable under Law, the Buyer and the Seller shall promptly furnish to each other copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the transactions contemplated by this Agreement with respect to compliance with the HSR Act. The Buyer and the Seller shall permit counsel to the other party an opportunity to review in advance, and the Buyer shall consider in good faith the views of such counsel in connection with, any proposed written communications by Buyer or the Seller or their respective Affiliates to any Governmental

Authority concerning the transactions contemplated by this Agreement and the HSR Act. The Buyer and the Seller agree to provide the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Buyer or the Seller or any of their respective Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning the HSR Act.

(c) Third Party Consents. The Seller shall, or shall cause the Company and its Subsidiaries to, give promptly such notice to third parties and use commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Buyer may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer shall cooperate with and assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Buyer in its sole discretion may deem materially adverse to the interests of the Buyer or the Company or any of its Subsidiaries.

(d) Further Assurances.

(i) Subject to Section 5.11 with respect to transfer of all Governmental Licenses and Rights and Section 5.14 with respect to the transfer of all Permits, in each case, prior to the Closing, the Seller and the Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any of its Subsidiaries any right or benefit under any lease, license, commitment or other Contract to which the Company or any Subsidiary is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, reasonably cooperate with the Buyer, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(ii) From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(e) Limitations to Buyer Efforts. Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section 5.10 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the sale, divestiture, lease, license, holding separate (including by establishing a trust or otherwise) or other disposition of, or any limitation on, condition or restriction on (including any amendment or modification to any existing limitation, condition or restriction) any assets, properties, products, operations or businesses of the Buyer, the Company or any of its Subsidiaries or any of their respective Affiliates or propose, negotiate, agree to do or permit to be done any of the foregoing in the future; (ii) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets, properties, products, operations or businesses or any of the Buyer’s or its Affiliates’ other assets, properties, products, operations or businesses; or (iii) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Membership Interests.

(f) Securities Filings. The Seller shall, or shall cause the Company to, (i) retain an independent public accounting firm selected by the Buyer, at the Buyer’s expense, to provide to the Buyer financial statements of the Company and its Subsidiaries in compliance with Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), as and when needed to satisfy the Buyer’s reporting obligations on Form 8-K of the U.S. Securities and Exchange Commission (the “Commission”)(or any amendments thereto) in connection with the transactions contemplated hereby, including audited, interim and pro forma statements as may be required in accordance with Regulation S-X; and (ii) use its best efforts to cause such auditors to consent to the inclusion of such financial statements in the Buyer’s filings on Form 8-K (or any amendments thereto), including by providing such auditors with a reasonable and customary representation letter in connection therewith. The Buyer will promptly reimburse the Seller for any expenses incurred in connection with its performance under this clause (g).

Section 5.11 Governmental Licenses and Rights. The Buyer agrees that, prior to the Closing Date, it shall use its commercially reasonable efforts to obtain as promptly as practicable all Governmental Licenses and Rights (including all Gaming Approvals and other authorizations under Gaming Laws) that it is required to obtain in order for the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated, subject in all respects to Section 5.10(e).

Section 5.12 Termination of Indebtedness. The Seller shall obtain Debt Payoff Letters for all Payoff Indebtedness. The Seller shall, and shall cause the Company and its Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Buyer to facilitate the termination of all Contracts relating to Payoff Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.12 require any of the Seller or the Company or any of its Subsidiaries to cause the termination of any Contracts relating to Payoff Indebtedness other than as part of the Closing.

Section 5.13 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 5.14 Transfer of Permits. Prior to the Closing, the Seller will duly and validly transfer or cause to be transferred to the Company without any consideration all Permits, if any, that are held in the name of the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) on behalf of the Company or any of its Subsidiaries and used in connection with the Business, and the representations, covenants and agreements contained herein shall apply to such Permits as if held by the Company on the date hereof.

Section 5.15 R&W Insurance Policy. The Buyer has executed, entered into and bound the R&W Insurance Policy at or prior to the date hereof. The premium and other costs, fees and taxes for the R&W Insurance Policy shall be evenly split between the Buyer and the Seller. The Buyer shall not amend or modify any provision of, or waive any right or obligation under, the R&W Insurance Policy to the extent such amendment, modification or waiver would have any adverse impact on the Seller’s or Mr. Milstein’s obligations hereunder, without the prior written consent of the Seller.

Section 5.16 Cooperation with Regard to Financing.

(a) Prior to the Closing, the Seller shall, and shall cause the Company and its Subsidiaries to use reasonable best efforts to cause their respective Representatives to cooperate with the Buyer in connection with any efforts of the Buyer to obtain debt or equity financing for it or its Affiliates, and whether related to the transactions contemplated in this Agreement or otherwise (any such financing, or any amended, modified, or alternative financing, collectively “Financing”) including to:

(i) prepare, with the assistance of a third party consultant to be engaged at the Buyer’s expense, if and as necessary, (A) the Financial Statements and the interim financial statements (and to prepare comparable financial statements for subsequent fiscal periods) as may be required to satisfy the following requirements for filing with, and inclusion in, any applicable report, registration statement, prospectus, prospectus supplement, offering memorandum, confidential information memorandum or any other materials customarily prepared in connection with registered or unregistered offerings of equity or debt securities, as applicable, in each case in connection with any Financing and in form and substance that satisfy the requirements of Regulation S-X promulgated by the Commission, as well as any other financial information reasonably requested by the Buyer’s independent registered public accountants in connection with any reviews under the standards of the Public Company Accounting Oversight Board; (B) information regarding the Company and the Business reasonably required for the Buyer to prepare pro forma and other financial information customarily included in an offering of debt or equity securities and (C) all other historical financial and other pertinent historical information regarding the Company and the Business as may be reasonably necessary and requested in writing by the Buyer, in the case of (A) and (B), including any historical financial and other data as is necessary in order to enable its independent registered public accountants to provide customary “comfort” letters (including customary “tick and tie” and “negative assurance” comfort) with respect to the financial information referred to in the foregoing clauses (A) and (B), it being understood that any information requested pursuant to this Section 5.16(a)(i) that is prepared by a consultant is ultimately the responsibility of management of the Company and will be reviewed by the appropriate personnel at the Company prior to its use;

(ii) cause the Company’s and its Subsidiaries’ independent registered accounting firm(s) to (A) provide customary consents to the inclusion or incorporation of their audit reports and review reports, if applicable, with respect to the Financial Statements or other financial statements furnished pursuant to this Section 5.16 in any registration statement, prospectus, prospectus supplement, offering memorandum or other offering materials or in any report filed with the Commission; (B) provide customary “comfort” letters (including customary “tick and tie” and “negative assurance” comfort) in connection with any Financing to the Financing Sources, as applicable, and in each case, on customary terms and consistent with the customary practice of such independent registered accounting firm; and (C) cooperate with such Financing consistent with their customary practice, including by participating in reasonable and customary due diligence activities of the Buyer and the Financing Sources;

(iii) promptly furnish the Buyer with any information reasonably required by the Financing Sources under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, provided such request is made at least ten (10) Business Days prior to the Closing Date, and provide customary authorization letters in connection with the distribution of information to prospective lenders or investors;

(iv) reasonably cooperate with the Buyer’s legal counsel in connection with any legal opinions that such legal counsel are required to deliver in connection with any Financing; and

(v) facilitate the entrance into other documents and instruments relating to guarantees, the pledge of collateral, the perfection of security interests and other matters ancillary to any Financing as may be reasonably requested by the Buyer in connection with any Financing; provided that (A) the Seller shall not be required to become subject to any obligations or liabilities with respect to such agreements or documents; (B) the Company shall not be required to become subject to any obligations or liabilities with respect to such agreements or documents that would become effective prior to the Closing; and (C) the Seller and the Company shall not be required to provide access to or disclose information if the Seller reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of Seller or the Company, contravene any Law or any Material Contract to which the Seller or the Company are a party or subject any director, manager, officer or other employee of the Seller, the Company or any of their Affiliates to any personal liability, except that the Seller and the Company will use commercially reasonable efforts to provide such information in a manner that does not violate such agreement or Law or waive such privilege.

(b) Notwithstanding the provisions in clause (a) above, (i) any marketing of any Financing by the Buyer shall not delay the Closing once all conditions set forth in Article VII have been satisfied; (ii) such requested cooperation shall not unreasonably interfere with the ongoing business and operations of the Seller, the Company or any of their respective Affiliates; (iii) other than expressly provided above, none of the Seller, the Company or any of their respective Affiliates or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement, document or instrument, deliver any certificate or opinion or take any corporate or other organizational action (including the adoption of any resolutions) to authorize the execution, entering into or performance of any such agreement, document or instrument, in either case, with respect to the Financing; and (iv) such assistance shall not require the giving of any representations or warranties to any third parties or indemnification thereof.

(c) The Seller shall not be required, under the provisions of this Section 5.16 or otherwise in connection with a Financing, (i) to pay any commitment or other similar fee prior to the Closing that is not advanced or substantially simultaneously reimbursed by the Buyer; or (ii) to incur any expense unless such expense will be reimbursed by the Buyer. None of the Company or any of its Subsidiaries shall be required, under the provisions of this Section 5.16 or otherwise in connection with a Financing, (i) to pay any commitment or other similar fee prior to the Closing that is not advanced or substantially simultaneously reimbursed by the Buyer; or (ii) to incur any expense unless such expense will be reimbursed by the Buyer if this Agreement is terminated. Without limiting anything set forth in this Section 5.16, in no event will any expense incurred by the Seller, the Company or its Subsidiaries in connection with their cooperation pursuant to this Section 5.16 be included as a current liability in the determination of Net Working Capital or as a Transaction Expense. The Buyer shall indemnify, defend, and hold harmless the Seller, the Company, and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (A) any action taken by them at the request of the Buyer pursuant to this Section 5.16 or in connection with the arrangement of a Financing or (B) any information utilized in connection therewith (other than inaccurate information provided by the Seller, the Company or any of its Subsidiaries). Clause (B) does not limit any indemnification obligations the Seller and Mr. Milstein may have under Article VIII. Nothing contained in this Section 5.16 or otherwise shall require the Seller or the Company to be an issuer or other obligor with respect to a Financing prior to the Closing. All Confidential Information regarding the Seller, the Company and its Subsidiaries provided to the Buyer or its Representatives pursuant to this Section 5.16 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors and their respective officers, employees, Representatives and advisors as required in connection with a Financing subject to customary confidentiality protections.

Section 5.17 Legacy Preservation. From the Closing until such time as when the Buyer or one of its Affiliates ceases to own the majority of the outstanding membership interests in the Company, the Company shall, to the extent commercially reasonable:

(a) continue to display the plaque honoring Carl Milstein, which is displayed in the lobby of the VLT facility of the Business (the “VLT Facility”) as of the date hereof, in the lobby of the VLT Facility or any other location in the VLT Facility of equal or greater prominence; and

(b) name one of the Business’s largest horse racing events (as determined by the Buyer in its good faith discretion) at the Business’s racetrack after Carl Milstein.

Section 5.18 MGP and Mr. Milstein Covenants. Upon satisfaction of the conditions set forth in Sections 7.1 and 7.3 (other than those to be satisfied at Closing), MGP shall cause the Buyer to consummate the transactions contemplated by this Agreement, including, if necessary, by providing sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement. Upon satisfaction of the conditions set forth in Sections 7.1 and 7.2 (other than those to be satisfied at Closing), Mr. Milstein shall cause the Seller to consummate the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.1 Preparation and Filing of Tax Returns; Payment of Taxes. The Company and each of its Subsidiaries shall prepare and file or cause to be prepared and filed, within the time and manner prescribed by Law, all Tax Returns of such Company or Subsidiary (including any Tax Returns in respect of its assets) that are required to be filed prior to the Closing Date (each such Tax Return, a “Pre-Closing Tax Return”). All such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law. The Seller shall prepare and file or cause to be prepared and filed, within the time and manner prescribed by applicable Law, all Flow-Through Income Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries with respect to any Pre-Closing Tax Period (all such Tax Returns, “Pre-Closing Flow-Through Income Tax Returns”). All such Pre-Closing Flow-Through Income Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law and this Agreement. The Buyer shall prepare and file or cause to be prepared and filed all Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period that are required to be filed after the Closing Date, other than Pre-Closing Flow-Through Income Tax Returns (“Post-Closing Tax Returns”). All such Post-Closing Tax Returns shall be prepared and filed in a manner consistent with past practice unless required by applicable Law. Such Post-Closing Tax Returns shall be submitted to the Seller, together with a schedule setting forth in reasonable detail the portion of Taxes due in connection with such Post-Closing Tax Return that is the responsibility of the Seller hereunder, no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) for the Seller’s review and consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent not included in the determination of Net Working Capital, the Seller shall remit the Seller’s share of Taxes due in respect of such Post-Closing Tax Returns to the Buyer no later than ten (10) days before the due date for such Taxes. The Seller and the Buyer agree to consult and resolve in good faith any disputes arising as a result of the review of Tax Returns pursuant to this Section 6.1; provided, however, that if the Buyer and the Seller are unable to resolve any disputed item, then such disputed item shall be resolved by the Independent Accounting Firm. The costs and expenses of any dispute resolution by the Independent Accounting Firm shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute.

Section 6.2 Tax Claims. If a claim for Seller Taxes, including notice of a pending or threatened audit by any taxing authority, shall be made in writing against the Company, any of its Subsidiaries or the Buyer, which, if successful, would result in an indemnity payment pursuant to Section 8.2 of this Agreement (a “Tax Claim”), the Buyer shall notify the Seller of the Tax Claim within ten (10) days following the Buyer’s or the Company’s or relevant Subsidiary’s receipt of the written claim for Taxes; provided that any failure to notify the Seller shall not impact the indemnification obligations of the Seller pursuant to this Agreement, unless the Seller is actually and materially prejudiced by such failure. Such notice shall state the nature and basis of the Tax Claim and the amount thereof, each to the extent known by the Buyer or the Company. The Seller shall have the sole right to represent the interests of the Company and its Subsidiaries with respect to any such Tax Claim that relates wholly to a pre-closing tax period and does not include any portion of a Straddle Period (subject to Buyer’s right to participate) (a “Seller Only Tax Claim”); provided that the Seller shall not make any election or take any action to cause the Buyer, the Company or any of their respective Subsidiaries to be liable for payment of any portion or all of such Seller Only Tax Claim (including pursuant to the Partnership Audit Rules) and the Seller shall not settle or resolve such Seller Only Tax Claim without the prior written consent of the Buyer (such consent not be unreasonably withheld, conditioned or delayed), and provided further, that the parties agree it would be unreasonable for the Buyer to withhold consent if the resolution or settlement of such Seller Only Tax Claim could not have an adverse effect on the Buyer, the Company or any of their respective Subsidiaries in respect of a Post-Closing Tax Period (including a Straddle Period). The Buyer shall have the right to employ counsel of its choice at its expense in connection with such Seller Only Tax Claim and to participate in any related audit or proceeding and the Buyer shall not enter into any settlement or compromise or consent to the entry of any judgment with respect to such Seller Only Tax Claim. Buyer shall have the sole right to represent the interests of the Company and its Subsidiaries for any Tax Claim other than a Seller Only Tax Claim, but the Buyer shall not settle or resolve such Tax Claim without the prior written consent of the Seller (such consent not be unreasonably withheld, conditioned or delayed), and provided further, that the parties agree it would be unreasonable for the Seller to withhold consent if the resolution or settlement of such Tax Claim could not result in any liability or obligation of the Seller or Mr. Milstein. The Seller shall have the right to employ counsel of its choice at its expense in connection with such Tax Claim and to participate in any related audit or proceeding.

Section 6.3 Allocation of Taxes. For purposes of this Agreement, the determination of the Taxes for the portion of the Straddle Period ending prior to, and the portion of the Straddle Period beginning on, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one that ended on the day prior to the Closing Date and the other that began on the Closing Date, and items of income, gain, deduction, loss or credit and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the books and records of the Company and its Subsidiaries were closed at the closing on the Closing Date; provided, however, that (a) exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation; and (b) periodic Taxes, such as property or similar ad valorem Taxes, shall, in each case, be apportioned ratably between such periods on the basis of the number of days elapsed in each such period.

Section 6.4 Transfer Taxes. All Transfer Taxes incurred in connection with consummation of the transactions contemplated by this Agreement, shall be paid one-half by the Seller and one-half by the Buyer, and all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be prepared and filed by the party required by Law to file such Tax Returns at such party’s expense. Each party shall provide the other party with copies of all Tax Returns and other documentation for Transfer Taxes and evidence that such Transfer Taxes have been paid. The parties shall cooperate in connection with the filing of any such Tax Returns for Transfer Taxes, including joining in the execution of such Tax Returns.

Section 6.5 Tax Cooperation. The Seller and the Buyer agree to furnish or cause to be furnished to the other party, upon request, as promptly as practical, such information, records and assistance (including, without limitation, making such of their respective officers, directors, employees and agents available as may reasonably be requested by such other party) in connection with the preparation of any Tax Return, audit or other proceeding that relates to the Company; provided, that in no event shall any party or any of its respective Affiliates (other than the Company and its Subsidiaries) be required to provide access to or copies of any income Tax Returns of such party or any such Affiliate. Any reasonable out-of-pocket expense incurred in providing such information or assistance shall be borne by the party requesting it.

Section 6.6 Section 754 Election. The Company will make an election under Section 754 of the Code in the Company’s Form 1065 Partnership federal income Tax Return form for 2017.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Required Approvals. All Required Approvals set forth on Schedule 7.1(b) shall have been duly obtained and shall be in full force and effect.

(c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date; (ii) the Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Seller shall have received from the Buyer a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b) Ancillary Agreements. The Seller shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Seller.

(c) R&W Insurance Policy. The R&W Insurance Policy, which shall have been bound concurrently with the execution of this Agreement, shall remain in effect as of the Effective Time.

Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifications contained therein) both when made and as of the Closing Date, except as would not, individually or in the aggregate, have a Material Adverse Effect, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date; (ii) the Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Buyer shall have received from the Seller a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b) Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates set forth in Schedule 7.3(b) shall have been received and shall be reasonably satisfactory in form and substance to the Buyer.

(c) No Litigation. No Action shall have been commenced or threatened in writing by or before any Governmental Authority that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) require divestiture of any assets of the Buyer as a result of the transactions contemplated by this Agreement or the divestiture of any assets of the Company or any of its Subsidiaries; (ii) prohibit or impose limitations on the Buyer’s ownership or operation of all or a portion of its or the Company’s business or assets (or those of any of its Subsidiaries or Affiliates); (iii) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, to acquire or hold or exercise effectively all rights of ownership of the Membership Interests, or effectively to control the business, assets or operations of the Company or any of its Subsidiaries; or (iv) take any other action that will impair the economic value of the transactions contemplated hereby to the Buyer.

(d) Ancillary Agreements. The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Buyer.

(e) Resignations. The Buyer shall have received letters of resignation or removal as set forth in Section 5.7 from the limited liability company managers of the Company and each of its Subsidiaries, except for such managers that the Buyer specifies in writing to the Seller at least five (5) Business Days prior to the Closing.

(f) Evidence of Title. The Buyer shall have received one or more Extended ALTA 2006 Owner’s Policy(s) of Title Insurance for the real property owned or leased by the Company or any of its Subsidiaries (the “Title Policy”), in the form and with the endorsements, included in the pro forma title policy(s) attached as Exhibit E. The cost of such title reports, title policies, endorsements and affirmative coverages shall be evenly split between the Seller and the Buyer. The appropriate and authorized officers and managers of the Company shall have executed and delivered to the title company(s) selected by the Buyer such reasonable affidavits, indemnification agreements and bonds as may be necessary to cause the title company(s) to issue the endorsements and affirmative coverages set forth in the pro forma title policy(s) attached as Exhibit E.

(g) No Material Adverse Effect. There shall not have occurred after the date hereof any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(h) Debt Payoff Letters. The Seller shall have delivered to the Buyer a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to the Buyer, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding financial obligations of the Company and its Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall record (or authorize the Company or its designee to record) such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness (each such payoff letter, a “Debt Payoff Letter”).

(i) Third Party Expense Statements and Releases. With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least two (2) Business Days prior to the Closing Date, the Seller shall submit to the Buyer an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the payment in full thereof (the “Transaction Expenses Payoff Instructions”). Prior to the Closing, the Seller shall have delivered to the Buyer an invoice duly executed by each payee referred to in the Transaction Expenses Payoff Instructions in form and substance reasonably satisfactory to the Buyer in which the payee shall agree that upon payment of the amounts specified in the Transaction Expenses Payoff Instructions, all obligations of the Company and its Subsidiaries to such payee with respect to such Transaction Expenses to date shall be repaid, discharged and extinguished in full.

(j) Tax Certificate. The Seller shall have delivered to the Buyer an executed Tax Certificate.

(k) R&W Insurance Policy. The R&W Insurance Policy, which shall have been bound concurrently with the execution of this Agreement, shall remain in effect as of the Effective Time.

(l) Permits. Each of the Permits that are held in the name of the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) on behalf of the Company or any of its Subsidiaries and used in connection with the Business shall have been transferred to the Company and shall be in full force and effect.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (i) the Fundamental Representations (with the exception of the representations and warranties set forth in Section 3.17 (Taxes)) shall survive the Closing until the sixth (6th) anniversary of the Closing Date; (ii) the representations and warranties contained in Section 3.17 (Taxes) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (including any extensions thereof) provided by applicable Law; and (iii) all representations and warranties in the case of Fraud shall survive indefinitely.

(b) The respective covenants and agreements of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements that by their terms contemplate performance on or prior to the Closing shall terminate as of the Effective Time. The respective covenants and agreements of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

(c) Neither the Seller nor the Buyer shall have any liability with respect to any breach of any representations, warranties, covenants or agreements unless written notice of that claim hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive solely as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 8.2 Indemnification by the Seller and Mr. Milstein. The Seller and Mr. Milstein shall jointly and severally save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company and its Subsidiaries after the Closing Date) and its and their Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing, but excluding any punitive damages and diminution in value, in each case, unless payable to a third party) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the Buyer Indemnified Parties as a result of, arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty made by the Seller contained in this Agreement or any Ancillary Agreement;

(b) any breach of or failure to perform any covenant or agreement by the Seller that by its terms contemplates performance in whole or in part after the Closing contained in this Agreement or any Ancillary Agreement;

(c) any Indebtedness of the Company for periods prior to the Closing or Transaction Expenses, in each case, to the extent not included in the computation of the Estimated Purchase Price;

(d) all Seller Taxes; and

(e) Fraud.

Section 8.3 Indemnification by the Buyer. The Buyer and MGP shall jointly and severally save, defend, indemnify and hold harmless the Seller and its Affiliates and its and their respective Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement; and

(b) any breach of or failure to perform any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement.

Section 8.4 Procedures.

(a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly (and in no event later than thirty (30) days) after such Indemnified Party becomes aware of the Third Party Claim describing in reasonable detail, to the extent known, (i) the facts giving rise to any claim for indemnification hereunder; (ii) the amount or method of computation of the amount of such claim (reasonably estimated in good faith to the extent feasible); and (iii) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder, and shall provide any other information with respect thereto as the

Indemnifying Party may reasonably request and which is reasonably available to the Indemnified Party. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) In the event of a Third Party Claim, the Indemnifying Party may elect to assume the defense of such Third Party Claim by retaining counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Third Party Claim and will pay the fees, charges and disbursements of such counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense (and the Indemnified Party shall be entitled to have sole control over the defense) of a Third Party Claim if: (i) such Third Party Claim involves an amount in dispute less than the Basket, (ii) involves criminal allegations, (iii) such Third Party Claim seeks injunctive or other equitable relief against the Indemnified Party, (iv) the Indemnified Party has been advised by counsel that an actual conflict of interest exists between the Indemnifying Party and the Indemnified Party, (v) the Indemnified Party reasonably believes an adverse determination with respect to such Third Party Claim would reasonably be expected to materially injure the Indemnified Party’s reputation, relationship with its current business partners or future business prospects, (vi) the Losses relating to such Third Party Claim together with all other indemnification claims previously made would reasonably be expected to exceed the maximum amount for which the Indemnifying Party would be liable under this Article VIII, taking into account the limitations on indemnification herein, or (vii) the claim relates to Taxes (other than Seller Taxes). The Indemnifying Party shall notify the relevant Indemnified Parties of its election to assume the defense of such Third Party Claim as soon as reasonably practicable (and in no event later than thirty (30) days after receipt of the applicable Claim Notice). If the Indemnifying Party has not elected to assume the defense of such Third-Party Claim pursuant to the prior sentence, the Indemnified Party may assume such defense. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action, provided that (i) the Indemnifying Party may continue to control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel will reasonably cooperate with the Indemnifying Party’s counsel in connection with such Action. If the Indemnifying Party has elected to assume the defense of a Third Party Claim, the Indemnifying Party will have the right to settle, compromise or discharge such Third Party Claim either (x) with the prior written consent of the applicable Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) or (y) without any Indemnified Party’s consent if such settlement, compromise or discharge provides for no relief other than the payment of monetary damages (including monetary fines or penalties) and such monetary damages are paid in full by the Indemnifying Party, requires no admission of liability by any Indemnified Party and contains a release of the Indemnified Parties from any liabilities arising out of such Third Party Claim. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Third Party Claim that is entered into without its prior written consent (which will not be unreasonably withheld, conditioned or delayed).

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”)

shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness (and in no event later than thirty (30) days) after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d) The indemnification required hereunder shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Retention Escrow Fund if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Retention Escrow Fund if applicable) of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party.

(e) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

Section 8.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) other than with respect to any breach or inaccuracy of any Fundamental Representation (with the exception of the representations set forth in Section 3.12 (Employee Benefits) and 3.17 (Taxes)) or in instances of Fraud, the maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnified Parties against the Seller or Mr. Milstein pursuant to Section 8.2(a) and Section 8.2(d) shall be an amount equal to the amount deposited into the Retention Escrow Fund and any interest earned thereon;

(ii) other than with respect to any breach or inaccuracy of any Fundamental Representation (with the exception of the representations set forth in Section 3.12 (Employee Benefits) and 3.17 (Taxes)) or in instances of Fraud, the Seller and Mr. Milstein shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.2(d), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller and Mr. Milstein equals or exceeds $5,312,500 (the “Basket”), in which case the Seller and Mr. Milstein shall only be liable for the Losses in excess of such amount and up to the maximum amounts otherwise set forth in this Section 8.5;

(iii) the Seller and Mr. Milstein shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was taken into account in calculating the Net Adjustment Amount; and

(iv) without limiting clause (i) above, other than in instances of Fraud, in no event shall the aggregate indemnification obligations of the Seller and Mr. Milstein under Section 8.2 exceed the Enterprise Value.

(b) Other than with respect to any breach or inaccuracy of any Fundamental Representation (with the exception of the representations set forth in Section 3.12 (Employee Benefits) and 3.17 (Taxes)) or in instances of Fraud, with respect to Losses that may be recovered by the Buyer Indemnified Parties against the Seller or Mr. Milstein pursuant to Section 8.2(a) and Section 8.2(d), such Losses shall be satisfied from (i) first, the Retention Escrow Fund to the extent of the amount then held in the Retention Escrow Fund; and (ii) second, the R&W Insurance Policy.

(c) For purposes of the (i) determination of whether there has been an inaccuracy in or breach of a representation or warranty in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; and (ii) the calculation of any Losses arising out of any inaccuracy in or breach of any representation or warranty shall each be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty.

(d) The amount of any Losses for which indemnification is provided under this Article VIII will be reduced by (i) any amounts that are actually recovered (net of reasonable out-of-pocket costs of collection) by the Indemnified Party or any of its Affiliates from any third party with respect to such Losses and (ii) any insurance proceeds (net of reasonable out-of-pocket costs of collection, any deductible or self-insured retention amount) or other cash receipts or source of reimbursement that are actually received by the Indemnified Party or any of its Affiliates with respect to such Losses; provided that clause (ii) shall in no event reduce the amount of any Losses recoverable under the R&W Insurance Policy. With respect to any Losses arising from a breach by Hard Rock under the Hard Rock Agreements for which Hard Rock is required to indemnify the Company, the Buyer shall use commercially reasonably efforts to recover such Losses from Hard Rock while seeking recovery from the Seller or Mr. Milstein. If any amount to be reduced under this Section 8.5 from any payment required under this Article VIII is determined after the date on which the Indemnifying Party is required pursuant to this Article VIII to pay such indemnification claim, the Indemnified Party will promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such indemnification payment by the Indemnifying Party.

Section 8.6 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy in accordance with this Agreement for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. In furtherance of the foregoing, except, in each case, in connection with any allegation of Fraud, each of the Seller and Mr. Milstein agrees that as knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by the Seller and Mr. Milstein herein, the Seller and Mr. Milstein shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of the Buyer or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Buyer or any of its Representatives prior to the Closing on or with respect to any such representations, warranties or covenants.

Section 8.7 Treatment of Indemnification Payments. To the extent permitted by Law, any amounts payable pursuant to this Article VIII shall be considered adjustments to the Tax Consideration for all income Tax purposes and the parties and their respective Affiliates agree to take no position inconsistent with such treatment in any Tax Return or Action before any Governmental Authority.

Section 8.8 Exclusive Remedy. Other than (a) the rights of the parties hereto pursuant to Section 2.4 and Article VI and (b) claims arising from Fraud this Article VIII will be the sole and exclusive remedy of the Indemnified Parties from and after the Closing Date for any claims based upon a breach or alleged breach of the representations, warranties, covenants and agreements contained in this Agreement; provided, however, that the foregoing will not be deemed a waiver by any party of any right to seek specific performance or injunctive relief against any party.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Seller is not then in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be cured or has not been cured within thirty (30) days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller; or (ii) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3; (B) cannot be cured or has not been cured within thirty (30) days following delivery to the Seller of written notice of such breach or failure to perform; and (C) has not been waived by the Buyer;

(c) (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to the date that is six (6) months from the date of this Agreement (the “Termination Date”) or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Termination Date; provided, however, that the Termination Date shall be automatically extended for up to two periods of ninety (90) days each (and the “Termination Date” shall automatically become the last day of such ninety (90)-day period) if, on the then applicable Termination Date:

(i) any of the Required Approvals required in Section 7.1(b) for the closing of the transactions contemplated by this Agreement by such date has not been obtained; and

(ii) none of the Governmental Authorities has affirmatively determined that any of the Required Approvals will not be granted, and no Governmental Authority has issued any Order or taken any other Action, in any case, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, which Order or other Action is final and nonappealable;

provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d) by either the Seller or the Buyer if the Closing shall not have occurred by the Termination Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(e) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.10, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.28 and 4.5 relating to broker’s fees and finder’s fees, Section 5.9 relating to confidentiality, Section 5.13 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2; and (b) that nothing herein shall relieve either party from liability for any willful (in the sense that such action was taken intentionally with the knowledge that such action would constitute or would reasonably be likely to constitute a breach of this Agreement) breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party under this Agreement arising from a breach of this Agreement by the other.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller, to:

Milstein Entertainment LLC

c/o Baker & Hostetler LLP

Key Tower

127 Public Square, Suite 2000

Cleveland, Ohio 44114

Attention: Albert Adams

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

Key Tower

127 Public Square, Suite 2000

Cleveland, Ohio 44114

Attention: Albert Adams

(ii)	if to Mr. Milstein

c/o Baker & Hostetler LLP

Key Tower

127 Public Square, Suite 2000

Cleveland, Ohio 44114

Attention: Albert Adams

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

Key Tower

127 Public Square, Suite 2000

Cleveland, Ohio 44114

Attention: Albert Adams

(iii)	if to the Buyer or to MGP, to:

MGP OH, Inc.

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, California 92612

Attention: John M. Williams III

Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except with respect to the provisions of Article VIII, which shall inure to the benefit of the Persons benefitting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in any New York state or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.4 shall be resolved by the Independent Accounting Firm as provided therein.

Section 10.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.16 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.17 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.18 Conflict of Interest. If the Seller so desires, without the need for any consent or waiver by the Company or any of its Subsidiaries, Baker & Hostetler LLP (“Baker”) shall be permitted to represent the Seller and Mr. Milstein after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein and any disagreement and dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Baker shall be permitted to represent the Seller, any of its Affiliates, and any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with the Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. As to all communications among Baker, the Company, the Seller and any of their respective Affiliates that relate solely to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Buyer, the Company or any of their Affiliates after the Closing. Notwithstanding anything herein to the contrary, to the extent that Baker has represented the Company or any of its Subsidiaries in any Action unrelated to this Agreement or the transactions contemplated hereby, as to all communications between Baker and the Company or any of its Subsidiaries, the attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto belongs to the Company or its Subsidiaries. Upon and after the Closing, the Company and its Subsidiaries shall cease to have any attorney-client relationship with Baker, unless and to the extent Baker is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Seller or the Seller consents in writing at the time to such engagement. Any such representation of the Company or any of its Subsidiaries by Baker after the Closing shall not affect the foregoing provisions hereof.

Section 10.19 Specific Performance. Each of the parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Buyer and the Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to injunctive relief without the posting of any bond or other security to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the breaching party waives the defense that an adequate remedy at law may exist. Notwithstanding anything herein to the contrary, neither MGP nor any subsidiary or affiliate thereof, other than the Buyer, shall be required to acquire the Membership Interests or any other interests in the Business or its assets.

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IN WITNESS WHEREOF, the Buyer, MGP, the Seller and Mr. Milstein have executed or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MGP OH, INC.

By:	/s/ James Stewart
	Name:	James Stewart
	Title:	Chief Executive Officer & President

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

By:	/s/ James Stewart
	Name:	James Stewart
	Title:	Chief Executive Officer

MILSTEIN ENTERTAINMENT LLC

By:	/s/ Brock Milstein
	Name:	Brock Milstein
	Title:	Manager

By:	/s/ Brock Milstein
Brock Milstein

[Signature Page to Membership Interest Purchase Agreement]